Exhibit 99.1

NATIONWIDE FINANCIAL SOLUTIONS, INC.

BAY CAPITAL CORPORATION

PAUL BEKMAN AND ARLENE BEKMAN,

BEN LYONS AND SHERRY A. LYONS,

STEWART SACHS AND NADENE SACHS

STOCKHOLDERS’ REPRESENTATIVE

STOCK PURCHASE AGREEMENT

Dated as of December 9, 2005

i

	3.1.27	Obligations Under Mortgage Loan Purchase Agreements	22
	3.1.28	Accounts Receivable	22
	3.1.29	Personal Property	23
	3.1.30	Guarantees and Suretyships	23
	3.1.31	Certain Transactions	23
	3.1.32	Disclosure	23
	3.1.33	Reliance	23
3.2	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS		24
	3.2.1	Records and Capitalization	24
	3.2.2	Authority	24
	3.2.3	Voting Agreements	24
	3.2.4	Non-Contravention; Consents	24
	3.2.5	Reliance	24
3.3	REPRESENTATIONS AND WARRANTIES OF PURCHASER		24
	3.3.1	Organization; Standing and Power	24
	3.3.2	Authority	25
	3.3.3	Consents and Approvals; No Violations	25
	3.3.4	SEC Documents	25
	3.3.5	Financial Statements	25
	3.3.6	Disclosure	26
	3.3.7	Reliance	26

ARTICLE IV	COVENANTS OF COMPANY

4.1	CONDUCT OF BUSINESS		26
	4.1.1	Ordinary Course	26
	4.1.2	Exclusivity; Acquisition Proposals	28
4.2	BREACH OF REPRESENTATIONS AND WARRANTIES; NOTIFICATION; ACCESS TO INFORMATION		29
4.3	CONSENTS		30
4.4	COMMERCIALLY REASONABLE EFFORTS		30
4.5	TAX RETURNS		30
4.6	PARACHUTE PAYMENTS		30
4.7	STOCKHOLDER APPROVAL		31
4.8	MORTGAGE LOAN SCHEDULE		31

ARTICLE V	COVENANTS OF PURCHASER

5.1	BREACH OF REPRESENTATIONS AND WARRANTIES		31
5.2	CONSENTS		31
5.3	COMMERCIALLY REASONABLE EFFORTS		31

ARTICLE VI	ADDITIONAL AGREEMENTS

6.1	CONFIDENTIALITY AGREEMENT		32
6.2	LEGAL CONDITIONS TO THE TRANSACTIONS		32
6.3	OFFICERS AND DIRECTORS		32
6.4	EXPENSES		32
6.5	ADDITIONAL AGREEMENTS		32
6.6	PUBLIC ANNOUNCEMENTS		32
6.7	EMPLOYEE MATTERS		33
6.8	NON-COMPETITION AGREEMENTS		33
6.9	NOTES		33
6.10	AMENDMENTS		33

6.11	ASSIGNMENT OF ASSETS		34

ARTICLE VII	CONDITIONS PRECEDENT

7.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE TRANSACTIONS		34
	7.1.1	Stockholder Approval	34
	7.1.2	Consents	34
	7.1.3	No Order	34
	7.1.4	Personal Guarantees	35
7.2	CONDITIONS OF OBLIGATIONS OF PURCHASER		35
	7.2.1	Representations and Warranties of Company	35
	7.2.2	Performance of Obligations of Company	35
	7.2.3	No Company Material Adverse Effect	35
	7.2.4	Legal Action	35
	7.2.5	Resignations	35
	7.2.6	Certain Employees	35
	7.2.7	Non-Competition and Non-Solicitation Agreements	36
	7.2.8	Consents	36
	7.2.9	Termination of Certain Agreements	36
	7.2.10	Amendment of Certain Agreements	36
	7.2.11	Opinion of Counsel	36
	7.2.12	Balance Sheet	36
	7.2.13	Notes	36
	7.2.14	Website	36
	7.2.15	Loan Application	36
	7.2.16	Financing Statement	36
	7.2.17	Termination Statements	37
	7.2.18	Good Standing	37
	7.2.19	Assignment of Assets	37
	7.2.20	Indemnity Bonds	37
7.3	CONDITIONS OF OBLIGATION OF COMPANY		37
	7.3.1	Representations and Warranties of Purchaser	37
	7.3.2	Performance of Obligations of Purchaser	37
	7.3.3	Bekman Note	37
	7.3.4	Registration Statement	38

ARTICLE VIII	INDEMNIFICATION

8.1	INDEMNIFICATION RELATING TO AGREEMENT		38
8.2	THIRD PARTY CLAIMS		39
8.3	TAX CONTESTS		39
8.4	CLAIM PROCEDURES		39
	8.4.1	Notice of Claims	39
	8.4.2	Resolution of Claims	40
8.5	BINDING EFFECT		41
8.6	TIME LIMIT		41
8.7	LIMITATIONS		41
8.8	CONTRIBUTION		41
8.9	STRADDLE PERIOD		41

ARTICLE IX	TERMINATION, AMENDMENT, AND WAIVER

9.1	TERMINATION		42

9.2	EFFECT OF TERMINATION		43

ARTICLE X	GENERAL PROVISIONS

10.1	NOTICES		43
10.2	INTERPRETATION		44
10.3	COUNTERPARTS		44
10.4	NO THIRD PARTY BENEFICIARIES; NO ASSIGNMENT		44
10.5	NO JOINT VENTURE		44
10.6	GOVERNING LAW		45
10.7	ENTIRE AGREEMENT; AMENDMENT		45
10.8	EXTENSION, WAIVER		45
10.9	SUCCESSORS AND ASSIGNS		45
10.10	SPECIFIC PERFORMANCE		45
10.11	SEVERABILITY		45
10.12	CONSENT TO JURISDICTION		45
10.13	ARBITRATION		46
	10.13.1	CPR	46
	10.13.2	Binding Effect	46
	10.13.3	Compensation of Arbitrator	46
	10.13.4	Selection of Arbitrator	46
	10.13.5	Payment of Costs	46
	10.13.6	Terms of Arbitration	47
	10.13.7	Exclusive Remedy	47
10.14	STOCKHOLDERS’ REPRESENTATIVE		47

LIST OF EXHIBITS AND SCHEDULES

Exhibit 6.9	Form of Termination Agreement
Exhibit 7.2.7	Form of Non-Competition and Non-Solicitation Agreement
Exhibit 7.2.11	Form of Opinion of Counsel

Company Disclosure Schedule
Mortgage Loan Schedule
Schedule 2.4	List of Receivables
Schedule 4.3	Required Consents and Assignments
Schedule 6.9	List of Notes
Schedule 6.10	List of Amendments
Schedule 6.11	List of Assets to be Distributed
Schedule 7.2.9	List of Agreements to be Terminated
Schedule 7.2.10	List of Agreements to be Amended
Schedule 8.1	List of Litigation Matters

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of December 9, 2005, by and among Nationwide Financial Solutions, Inc., a Nevada corporation (“Purchaser”), Bay Capital Corporation, a Maryland corporation (“Company”), and Paul Bekman and Arlene Bekman (the “Bekmans”), Ben Lyons and Sherry A. Lyons (the “Lyons”), and Stewart Sachs and Nadine Sachs (the “Sachs” and together with Bekmans and Lyons, the “Stockholders”), and Stewart Sachs (the “Stockholders’ Representative”) as agent and attorney-in-fact for the Stockholders.

          INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual representations, warranties, covenants, and agreements contained herein, Purchaser, Company, and the Stockholders hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF COMPANY SHARES

          1.1     Company Shares. The Stockholders collectively own all of the outstanding shares of common stock, without par value per share, of Company (collectively, the “Company Shares ”)

          1.2     Sale and Purchase of Company Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date (as defined in Section 2.3) each Stockholder shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Stockholders, the outstanding Company Shares.

ARTICLE II
PURCHASE PRICE; PAYMENT AND CLOSING

          2.1     Purchase Price.

                     2.1.1     Aggregate Purchase Price. The purchase price to be paid in connection with the sale of the Company Shares equals Eight Million One Hundred Thousand Dollars ($8,100,000) (the “ Purchase Price”) consisting of (i) Six Million Five Hundred Twenty Five Thousand Dollars ($6,525,000) in cash (the “Cash Consideration”), and (ii) that number of shares of common stock, $0.0001 par value per share, of Purchaser (the “Purchaser Shares”) determined by dividing One Million Five Hundred Seventy Five Thousand Dollars ($1,575,000) by the average closing sale price of a Purchaser Share as publicly reported on the OTC Bulletin Board as of 4:00 p.m. Eastern Standard Time for each of the fifteen (15) consecutive trading days immediately preceding the Closing Date (the “Stock Consideration”).

                     2.1.2     Adjustment to Cash Consideration. The Cash Consideration will be reduced by any Excess Expenses, Working Capital Deficit, and Remaining Notes.

                     2.1.3     Payment On the Closing Date. On the Closing Date, Purchaser shall pay the Stockholders an amount equal to Three Million Three Hundred Thousand Dollars ($3,300,000) in cash (by wire transfer of same day funds or bank check), less any adjustments pursuant to Section 2.1.2, pro rata in accordance with their ownership of Company Shares immediately preceding the Closing Date.

          2.2     Holdback.

                     2.2.1     Indemnification Obligations. The Holdback Amount will not be paid at Closing but will be retained by Purchaser to secure and offset (such offset, a “Holdback Adjustment”) the indemnity obligations of the Stockholders as provided under Article VIII, and as set forth in Section 2.2.2. Any Holdback Adjustment will be in proportion to each Stockholder’s interest in the Holdback Amount, as applicable. The “Holdback Amount” shall mean an aggregate of Four Million Eight Hundred Thousand Dollars ($4,800,000), consisting of (i) cash in the amount of Three Million Two Hundred Twenty Five Thousand Dollars ($3,225,000),less any adjustments pursuant to Section 2.1.2 (to the extent that adjustment to the Purchase Price required pursuant to Section 2.1.2 is in excess of Three Million Three Hundred Thousand Dollars ($3,300,000)), and (ii) the Stock Consideration.

                     2.2.2     Payment of Holdback.

                                  (a)     The Holdback Amount will be released by Purchaser to the Stockholders as set forth in Section 2.2.3, on each of the three month anniversary, six month anniversary, and twenty four month anniversary (respectively, the “First Release Date”, “Second Release Date”, and “Final Release Date”), less any amount of the Holdback Amount retained by Purchaser (i) to satisfy Uncontested Claims or Contested Claims (as defined in Section 8.4.2.2) for amounts determined to be owed to Purchaser under the indemnity provisions of Article VIII or under Section 8.4.2.2 (“Damages”) and for any award of attorneys’ fees and charges under the terms of this Agreement (a “Prevailing Party Award”) in accordance with the procedures set forth in Article VIII; and (ii) with respect to then pending but unresolved Contested Claims or Third Party Claims (as defined in Section 8.2). Upon resolution under Sections 8.4.2.3 and 8.4.2.4 of each pending Contested Claim or Third Party Claim under clause (ii), Purchaser will either retain or release the amount of the Holdback Amount in dispute to the Stockholders, as applicable.

                                  (b)     Subject to the provisions of Article VIII, a Holdback Adjustment shall be allocated among the Stockholders pro rata in accordance with their ownership of Company Shares immediately preceding the Closing Date.

                                  (c)     The amount of any unresolved Contested Claim or Third Party Claim shall be treated as a pending Holdback Adjustment until such time as the Claim has been resolved. Upon resolution of a Claim in favor of Purchaser such amount of any Damages and Prevailing Party Awards will be retained by Purchaser.

                                  (d)     Any portion of the Holdback Amount not retained by Purchaser to satisfy an unresolved Contested Claim or Third Party Claim, or a Claim shall be released to the Stockholders when and as due, on the First Release Date, the Second Release Date and the Final Release Date, or as shortly thereafter as practicable.

                     2.2.3     Holdback Amount Allocation. The Holdback Amount, less any Holdback Adjustment, will be allocated among the Stockholders as follows (unless an adjustment to the Purchase Price requires an additional adjustment to the Holdback Amount as set forth in Section 2.2.1, and then the cash amounts set forth in (a) through (c) below will be reduced until such reduction is made):

                                   (a)     On the First Release Date, Three Hundred Thousand Dollars ($300,000), in cash, pro rata in accordance with their ownership of Company Shares immediately preceding the Closing Date.

                                   (b)     On the Second Release Date, (i) Seven Hundred Eighty Seven Thousand Five Hundred Dollars ($787,500) to the Sachs, (ii) Six Hundred Seventy Five Thousand Dollars ($675,000) to the Bekmans, and (iii) that number of Purchaser Shares equal to Seven Hundred Eighty Seven Thousand Five Hundred Dollars ($787,500) divided by the Average Closing Sales Price, to the Lyons.

                                   (c)     On the Final Release Date, (i) Seven Hundred Eighty Seven Thousand Five Hundred Dollars ($787,500) to the Sachs, (ii) Six Hundred Seventy Five Thousand Dollars ($675,000) to the Bekmans, and (iii) that number of Purchaser Shares equal to Seven Hundred Eighty Seven Thousand Five Hundred Dollars ($787,500) divided by the Average Closing Sales Price, to the Lyons.

                     2.2.4     Holdback of Purchaser Shares. Certificates representing the Stock Consideration will be issued at Closing in the name of the Lyons and held by Purchaser until the Second Release Date and Final Release Date, as applicable, at which time they will be issued to the Lyons unless there has been a Holdback Adjustment. In the event that there has been a Holdback Adjustment, then the number of Purchaser Shares representing the value of such Holdback Adjustment attributable to the Lyons, determined by dividing the Holdback Adjustment value attributable to the Lyons by the average closing sale price of a Purchaser Share as publicly reported on the OTC Bulletin Board as of 4:00 p.m. Eastern Standard Time for each of the fifteen (15) consecutive trading days immediately preceding date of the Holdback Adjustment. Such number of Purchaser Shares utilized in satisfaction the Holdback Adjustment attributable to the Lyons will be cancelled on the books and records of the Purchaser and the number of Purchaser Shares to be issued to the Lyons will be accordingly reduced. The Lyons shall execute a stock power which will authorize the cancellation of the Purchaser Shares issued in their names as required pursuant to this Section 2.2. Until such time as the Stock Consideration is released from the requirements of this Section 2.2, the Lyons hereby irrevocably grant to, and appoint, Purchaser and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Lyons to vote such Purchaser Shares, or grant a consent or approval in respect of such Purchaser Shares, in connection with any meeting or action by written consent of the stockholders of Company.

                     2.3        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable but no later than the third business day after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII (the “Closing Date”), at the offices of Preston Gates & Ellis LLP at 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104, unless another date or place is agreed to in writing by Purchaser, Company, and the Stockholders.

                     2.4        Net Working Capital.

                                   (a)    If the Closing Date occurs on or prior to March 31, 2006, Company shall have One Million Three Hundred Sixty Seven Thousand Three Hundred Seventy One Dollars ($1,367,371) of Net Working Capital (as defined below) (“March Working Capital Amount”) as of a date that is within a reasonable period of time prior to the anticipated Closing Date and as the parties may agree in writing (the “Tentative Closing Date”, as determined pursuant to this Section 2.4 and reflected on the Closing Balance Sheet. To the extent that Net Working Capital is not equal to or greater than the March Working Capital Amount on the Closing Date, such deficiency shall be deducted from the Purchase Price pursuant to Section 2.1.2 as the “Working Capital Deficit”. If the Net Working Capital as of the Closing Date is (or is determined post-Closing to be) less than the amount reflected on the Closing Balance Sheet and such lesser Net Working Capital amount would have increased the Working Capital Deficit had such calculation been performed on the Closing Date, then such additional Working

Capital Deficit shall be deemed an Indemnifiable Amount under Section 8.1 hereof (the “Working Capital Deficit Adjustment”).

                    (b)      If, on March 31, 2006, the Closing has not occurred, the Company shall deliver to Purchaser a balance sheet as of March 31, 2006 (the “March 31 Balance Sheet”) on or before April 4, 2006. If the Closing Date occurs after March 31, 2006, (i) the March 31 Balance Sheet shall reflect the March Working Capital Amount as of March 31, 2006 and as determined pursuant to this Section 2.4; provided that for purposes of the calculation of Current Liabilities in determining the March Working Capital Amount, the total amount of Purchaser Authorized Payments made by Company prior to Closing shall be included regardless of whether such Purchaser Authorized Payments were actually made on or before March 31, 2006, and (ii) Company shall have positive Net Working Capital (the “Post-March Working Capital Amount”)as of the Tentative Closing Date, as determined pursuant to this Section 2.4 and reflected on the Closing Balance Sheet. To the extent that Net Working Capital is not equal to or greater than the March Working Capital Amount on March 31, 2006, and/or Net Working Capital is not equal to or greater than the Post-March Working Capital Amount on the Tentative Closing Date, any such deficiency amounts shall collectively be deducted from the Purchase Price pursuant to Section 2.1.2 as the Working Capital Deficit.

                    (c)      For purposes of this Agreement, the term “Net Working Capital” means: (a) the Total Current Assets (as defined below), less (b) the sum of all accrued and unpaid Current Liabilities (as defined below) and Purchaser Authorized Payments. “Fixed assets, net” and “intangible assets” shall be excluded from the determination of Net Working Capital. For avoidance of doubt, “Total Current Assets” as reflected on the Closing Balance Sheet shall be comprised of: (i) cash and short-term investments; (ii) current accounts receivable, net of allowance for doubtful accounts, if any; and (iii) prepaid expenses and other current assets; but “Current Assets” shall not include (A) cash accounts segregated to Company’s branch managers (treated as restricted cash by Company); (B) Thirty Five Thousand Dollars ($35,000) in prepaid fees to StartBank; (C) matching investment assets associated with the Notes reissued as obligations of Stewart Sachs at or prior to Closing as set forth in Schedule 2.4; and (D) the mortgage receivables listed in Schedule 6.11 distributed to Stewart Sachs by Company at or prior to Closing. For purposes of this Agreement, “Current Liabilities” as reflected on the March 31 Balance Sheet or the Closing Balance Sheet, as applicable, shall include: (q) accounts payable; (r) accrued expenses, taxes, payroll and benefits; (s) other “Current Liabilities”; (t) any outstanding loans, short-term or long-term debt or other indebtedness of Company, excluding the Remaining Notes, and (u) accrued but unpaid Transaction Fees (as defined below); but “Current Liabilities shall not include deferred revenue and the Notes reissued as obligations of Stewart Sachs at or prior to Closing. Each of the foregoing terms shall be determined in accordance with GAAP (as defined in Section 3.1.5). For purposes of this Agreement, “Purchaser Authorized Payments” means the Transaction Fees.

          2.5      Registration of Purchaser Shares. Purchaser shall file a registration statement with the Securities and Exchange Commission (“SEC”) covering the issuance of the Purchaser Shares subsequent to the date hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

          3.1 Representations and Warranties of Company. Company represents to Purchaser except as set forth in a correspondingly numbered disclosure schedule delivered by Company to Purchaser dated as of the date hereof (the “Company Disclosure Schedule”) and arranged in paragraphs corresponding to numbered and lettered sections contained in this Section 3.1 as follows.

               3.1.1      Organization, Standing, and Power.

                    (a)      Company is an entity duly organized, validly existing, and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary (all such jurisdictions are listed in Section 3.1.1 of the Company Disclosure Schedule), except in such jurisdictions in which a failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Company has delivered or made available to Purchaser complete and correct copies of Company’s Articles of Incorporation and Bylaws (collectively “Charter Documents”) and minutes of Company’s board of directors (and each committee thereof), other than those minutes or portions of such minutes relating to the transactions contemplated by this Agreement (collectively the “Transactions”). The minute books and stock records of Company contain materially correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Company and its board of directors, and the stock records of Company contain correct and complete records of all original issuances and subsequent transfers, repurchases, and cancellations of Company’s capital stock. Company has no subsidiaries and Company does not own or control, directly or indirectly, shares of capital stock of any other corporation, or any interest in any partnership, joint venture, or other non-corporate business entity or enterprise.

                    (b)      For purposes of this Agreement, “Company Material Adverse Effect” means, after the date hereof unless otherwise indicated, a material adverse effect on the financial condition, business, assets, or results of operations of Company taken as a whole or that would materially impair the ability of Company to consummate the transactions contemplated by this Agreement.

               3.1.2      Capital Structure.

                    (a)      The authorized capital stock of Company consists of 1,000 shares of common stock, of which 714.289 shares are issued and outstanding. All Company Shares and the record owners of such securities are as set forth on Section 3.1.2 of the Company Disclosure Schedule, and no Company Shares are held by Company in its treasury.

                    (b)      All outstanding Company Shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights, or similar rights under the Maryland General Corporate Law (“MGCL”), the Charter Documents of Company, or to any agreement to which Company is a party or by which Company may be bound. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating Company to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Company does not have outstanding any bonds, debentures, notes or other indebtedness, the holders of which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of Company Shares on any matter or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the Transactions. There is no agreement or right allowing for the repurchase or redemption of any capital stock or convertible securities of Company and Company has not repurchased any of its capital stock. Except as set forth in Section 3.1.2 of the Company Disclosure Schedule), Company does not have outstanding any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature (“Company Options”). Company is not party to, nor to its knowledge is any stockholder of Company a party to, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Company. There are no accrued and unpaid dividends with respect to any outstanding shares of Company capital stock. Company does not own or hold the right to acquire any shares of capital stock or any other security or interest in any other Person.

                    (c)      All of the issued and outstanding Common Shares have been offered, issued and sold by Company in compliance with applicable federal and state securities laws.

               3.1.3      Authority. Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to approval of the stockholders of Company, to consummate the Transactions. The execution and delivery by Company of this Agreement and the performance of Company’s obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Company, subject only to approval of this Agreement by the stockholders of Company. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Purchaser and the Stockholders, constitutes a valid and binding obligation of Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

               3.1.4      Consents and Approvals; No Violations. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.3, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on assets (any such conflict, violation, default, right, loss, or creation being referred to herein as a “Violation”) pursuant to (a) any provision of the Charter Documents of Company, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Company or its properties or assets, other than, in the case of (b), any such Violation that individually or in the aggregate would not have a Company Material Adverse Effect. No consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, or advance notification to, any court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) (collectively with the Violations pursuant to clauses (a) and (b) of the first sentence of this Section 3.1.4, “Consents”), is required by or with respect to Company in connection with the execution and delivery of this Agreement.

               3.1.5      Financial Statements.

                    (a)      The (i) audited balance sheets of Company as of December 31, 2003 and 2004, (ii) and related audited statements of income, cash flow, and changes in stockholders’ equity of Company as of the close of the fiscal years ended December 31, 2003 and December 31, 2004 including the notes thereto and; and (iii) an the unaudited balance sheet of Company as at September 30, 2005, and the related unaudited statements of income, changes in owner’s equity, and cash flow for the nine fiscal months then ended (the “Current Balance Sheet”, and together with the financial statements in (i) through (iii), collectively referred to as the “Company Financial Statements”) have been provided to Purchaser. The Company Financial Statements: (i) are in accordance with the books and records of

Company; (ii) present fairly, in all material respects, the financial position of Company as of the dates indicated and the results of operations for the periods covered; and (iii) comply in all material respects with all accounting requirements applicable to Company and have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied (except as may be indicated in the notes thereto). Except as provided in Section 3.1.9 there are no liabilities or claims of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, whether known or unknown, that are not shown or provided for either in the Current Balance Sheet, this Agreement, or Company Disclosure Schedule.

                    (b)      There has been no change in Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements. There have been no securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC) effected by Company since the date of the Current Balance Sheet. There are no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown in the Company Financial Statements.

               3.1.6      No Defaults. Company is not, nor has it received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents of Company, (ii) any judgment, decree, or order, or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Company is now a party or by which it or any of its properties or assets may be bound, except for Violations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

               3.1.7      Litigation. There is no claim, action, suit, or proceeding pending or, to the knowledge of Company, threatened against or affecting Company, any of its officers, directors or employees, or any of its properties before any court or arbitrator or any Governmental Entity, which, if adversely determined, would be reasonably expected to have a Company Material Adverse Effect. There is no investigation pending or, to the knowledge of Company, threatened against Company, before any Governmental Entity, which, if adversely determined, would be reasonably expected to have a Company Material Adverse Effect. Section 3.1.7 of the Company Disclosure Schedule sets forth as of the date hereof, with respect to any pending action, suit, proceeding, or investigation to which Company is a party, the forum, the parties thereto, the subject matter thereof, and the amount of damages claimed, if any.

               3.1.8      No Material Adverse Change. Since December 31, 2004 (the “Balance Sheet Date”), there has not been a Company Material Adverse Effect. Without limiting the foregoing, except as contemplated by this Agreement, since the Balance Sheet Date, there has not been:

                    (a)      any declaration, setting aside, or payment of any dividend or other distribution, stock split, reclassification, subdivision, or exchange with respect to any Company Shares;

                    (b)      any amendment of any provision of the Charter Documents of, or of any term of any outstanding security issued by, Company;

                    (c)      any incurrence, assumption, or guarantee by Company of any indebtedness for borrowed money, or any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible of Company;

                    (d)      a material change to any tax election or any accounting method or any settlement or consent to any claim or assessment relating to taxes incurred, or any incurrence of any obligation to make any payment of, or in respect of, any taxes, except in the ordinary course of business, or agreement to extend or waive the statutory period of limitations for the assessment or collection of taxes;

                    (e)      any (i) grant of severance or termination pay (unless required by law) to any director, officer, or employee of Company, (ii) entry into any employment, deferred compensation, or other similar agreement (or any material amendment to any such existing agreement) with any director, officer, or employee of Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increase in compensation, bonus, or other benefits payable to directors, officers, or employees of Company, in each case other than those required by written contractual agreements;

                    (f)      any issuance of or acceleration of (or change to) the vesting in capital stock or securities convertible into capital stock of Company (including grants or other issuances of options, warrants or other rights to acquire capital stock of Company);

                    (g)      any acquisition or disposition of assets (other than in the ordinary course of business), any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party;

                    (h)      any entry by Company into any joint venture, partnership, or limited liability company or operating agreement with any Person;

                    (i)      any damage, destruction, or loss (whether or not covered by insurance) affecting Company’s properties or business that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

                    (j)      any granting by Company of a security interest in or lien on any material property or assets of Company;

                    (k)      any cancellation of any debts or waiver of any claims or rights;

                    (l)      any capital expenditure or acquisition of any property, plant, and equipment by Company for a cost in excess of $1,000 in the aggregate, other than any such capital expenditure or acquisition of any property, plant, and equipment made in the ordinary course of business and consistent with past practices;

                    (m)    any discharge or satisfaction by Company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities as of December 31, 2004 and current liabilities incurred since December 31, 2004 in the ordinary course of business;

                    (n)      any termination, modification, or rescission of, or waiver by Company of rights under, any existing contract having or reasonably likely to have a Company Material Adverse Effect;

                    (o)      any event or condition resulting in a Company Material Adverse Effect; or

                    (p)      any agreement, authorization, or commitment, whether in writing or otherwise, to take any action described in this Section 3.1.8.

               3.1.9      Absence of Undisclosed Liabilities. Company has no liabilities, obligations, or contingencies (whether absolute, accrued, or contingent) except (i) liabilities, obligations, or contingencies (each a “Liability” and collectively, “Liabilities”) that are accrued or reserved against in the Company Financial Statements; (ii) additional Liabilities reserved against since the date of the Company Financial Statements that (x) have arisen in the ordinary course of business, and (y) are accrued or reserved against on the books and records of Company; (iii) additional Liabilities incurred since the date of the Company Financial Statements that (x) have arisen in the ordinary course of business, and (y) are not accrued or reserved against on the books and records of Company; (iv) additional Liabilities that are expressly provided for in any of Company’s contracts that are not required to be reflected in Company’s financial statements under GAAP, or (v) additional Liabilities that have not arisen in the ordinary course of business, but which Liabilities are either unknown or would not reasonably be expected to have a Company Material Adverse Effect.

               3.1.10      No Violations.

                    (a)      Company is in compliance with all applicable material federal, state, local, or foreign statutes, laws, ordinances, rules, judgments, orders, and regulations of any Governmental Entity applicable to its business and operations, except for violations that would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. Neither Company, nor any person or other entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company (i) made or received any unreported political contribution, (ii) made or received any payment that was not legal to make or receive, (iii) created or used any “off-book” bank or cash account or “slush fund,” or (iv) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended. All permits required to conduct the business of Company as currently conducted have been obtained, are in full force and effect, and are being complied with, except where the failure to hold or to be in compliance with such permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                    (b)      With respect to information that is subject to the consumer disclosure rules of 15 U.S.C. § 7001(c), Company has provided all disclosures and has obtained all consents, required by said section, and retains adequate records thereof.

                    (c)      Company is in full compliance with all laws applicable to its business regarding: (i) privacy, data protection, or the security of information, including the U.S. Gramm Leach Bliley Act, (ii) disposal of information; (iii) reporting or notice of actual or attempted breaches in security or suspected criminal activity; (iv) identity theft; (v) “consumer reporting agencies,” as defined in the U.S. Fair Credit Reporting Act (FCRA) as amended by the Fair and Accurate Credit Transactions Act, or users of consumer reports or furnishers of information to consumer reporting agencies (all as defined in the FCRA); (vi) the collection, transmission, use, maintenance, storage, access to, disclosure, processing and disposal of personally identifying information, including social security or other identification numbers and account numbers; (vii) telemarketing; (viii) “spam,” commercial email messages and commercial mobile service messages; (ix) direct marketing or sharing information for direct marketing purposes (with any third party, including affiliates); (x) advertising or other communications directed to particular users based on information about them; (xi) “opt in or out” requests relating to any of the foregoing, including providing required opportunities to do so and honoring such requests; and (xii) consents, notices, disclosures, postings, and reports relating to any of the foregoing.

                    (d)      With respect to each residential mortgage loan Company has originated and sold, or for which it has acted as mortgage broker, agent, or otherwise participated in the solicitation, marketing, origination, or servicing of such loan, Company has complied with all requirements of applicable federal, state and local law and regulation including, without limitation, usury, truth-in-

lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws.

                    (e)      With respect to each residential mortgage loan Company has originated and sold, or for which it has acted as mortgage broker, agent, or otherwise participated in the solicitation, marketing, origination, or servicing of such loan, Company has complied with all representations and warranties it has made in connection with such loan, and Company shall not be subject to any claim that it is obligated to repurchase any such loan, or indemnify, defend, or hold harmless any third party in connection with such loan.

               3.1.11      Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, parachute payment, bonus, or otherwise) becoming due to any director, employee, or independent contractor of Company, from Company under any Plan (as defined in Section 3.1.13), agreement or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

               3.1.12      Employees. Since the inception of Company (or any predecessor entity, if applicable), Company has been in compliance in all material respects with all then applicable laws and regulations respecting employment, termination of employment (including the federal Worker Adjustment Retraining and Notification Act (WARN), 29 U.S.C. § 2101 et seq.; 20 C.F.R. pt. 639.), discrimination in employment, terms and conditions of employment, wages and hours (including minimum wage and overtime requirements under federal and state law), and occupational safety and health and employment practices, and has not engaged in any unfair labor practice. Since the inception of Company (or any predecessor entity, if applicable), Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees, including common law employees, and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty or interest were assessed against Company regarding the foregoing, it has been fully satisfied). Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of Company, threatened, between Company and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any agency, court, or tribunal, foreign or domestic, including claims for compensation, pending severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other Person arising out of Company’s status as employer or purported employer or any workplace practices or policies whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise. Company is not a party to any collective bargaining agreement or other labor union contract nor does Company know of any activities or proceedings of any labor union to organize any such employees, and Section 3.1.12 of the Company Disclosure Schedule lists all countries in which employees of Company are represented by a works council or similar employee organization. To the knowledge of Company, no employees of Company are or have in the past been in material violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted by Company or to the use of trade secrets or proprietary information of others. Any and all releases of employment claims in favor of

Company obtained from employees during the three-year period preceding the Effective Date are effective and binding to release all employment claims for each such employee.

               3.1.13      Employee Benefit Plans.

                    (a)      Each employee benefit, equity incentive plan, or compensation plan or program covering currently active, former, or retired employees of Company (“Plan”) is listed in Section 3.1.13 of the Company Disclosure Schedule. Company has made available to Purchaser a copy of each Plan document (or, if there is no Plan document, a written description), and where applicable, any related trust agreement, annuity, or insurance contract and, where applicable, the three (3) most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”) (including all attachments and schedules thereto). To the extent applicable, each Plan complies in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”), and any Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS, and its related trust is tax-exempt and has been determined to be so by the IRS. No “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975, has occurred with respect to any Plan, except as would not have a Company Material Adverse Effect. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations, including ERISA and the Code, which are applicable to such Plans. To the knowledge of Company, there are no pending or anticipated claims against or otherwise involving any of the Plans (excluding claims for benefits incurred in the ordinary course of Plan activities) and no suit, action or other litigation has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to each Plan accrued to the date hereof, have been made or provided for. Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, or any entity that is considered one employer with Company under Section 4001 of ERISA. Company has not incurred, and will not incur as a result of the Transactions, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA. Company has no obligation for retiree health or life benefits under any Plan, except as required by applicable law or to avoid excise taxes under Section 4980(B) of the Code. There are no restrictions on the rights of Company to amend or terminate any Plan without incurring any liability thereunder (other than ordinary administrative expenses). Company has not engaged in, nor is it a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Section 4069. There have been no unwritten or unexpected amendments to, written interpretation of, or announcements (whether or not written) by Company relating to coverage under any Plan. No tax under Section 4980B of the Code (other than a tax that has been fully satisfied) has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

                    (b)      Neither Company nor any entity that is or was considered one employer with Company under Section 4001 of ERISA has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan that is or has been subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA). No Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

                    (c)      All Plans that are subject to the laws of any jurisdiction outside the United States are in compliance with and have been operated consistent with their terms and such applicable laws (including relevant tax laws), and the requirements of any trust deed under which they were established, in all material respects. Company has no employee benefit plans that are subject to the laws of any jurisdiction outside the United States. With respect to each Plan, no event has occurred, and there exists no condition or set of circumstances, that would subject Company, directly or indirectly, to any material liability arising under any applicable laws, including relevant tax laws (including any liability to or under any such Plan or any indemnity agreement to which Company is a party), excluding liability for benefit claims and funding obligations. With respect to each such Plan, there are no funded benefit obligations for which the contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, on the financial statements of Company.

                    (d)      No Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the U.S. Department of Labor, or any other Governmental Entity or is scheduled to be subject to such an audit, investigation, or proceeding.

                    (e)      Company is not a party to any agreement, plan, contract or arrangement pursuant to which compensation is or would be includible in the gross income of an employee, director, or independent contractor of Company prior to the receipt by such individual of such compensation, or to which interest or any additional tax would apply as a result of Code Section 409A.

               3.1.14      Real Property; Leases. Company owns no real property. Company has made available to Purchaser copies of all leases or subleases in effect on the date hereof pursuant to which Company leases (i) real property (as either a tenant, subtenant, or lessor) that require annual base payments in excess of $10,000, or (ii) personal property that require annual payments in excess of $2,000 with respect to each such lease or sublease (clauses (i) and (ii) collectively, the “Company Leases”). To the knowledge of Company, no default exists under any Company Leases. None of the Company Leases may be terminated as a result of the execution of this Agreement or the consummation of the Transactions. Each Company Lease is listed in Section 3.1.14 of the Company Disclosure Schedule. Each Company Lease is in full force and effect in accordance with its respective terms. No consent is required from any party under any Company Lease in connection with the completion of the Transactions, and Company has not received notice that a party to any Company Lease intends to cancel, terminate, or refuse to renew the same or to exercise any option or other right thereunder, except where the failure to receive such consent, or where such cancellation, termination, or refusal, would not have a Company Material Adverse Effect.

               3.1.15      Environmental.

                    (a)      To Company’s knowledge, no Hazardous Material has migrated beneath, or has been released onto or under, real property currently or formerly owned, leased, or occupied by Company, except: as specifically authorized (e.g., by a Governmental Entity-issued permit); or as would not result, or reasonably be expected to result, in a Company Material Adverse Effect.

                    (b)      Company has not transported, stored, used, manufactured, disposed of, released, or exposed any person to Hazardous Materials (collectively, “Hazardous Materials Activities”) in violation of any Environmental Law in effect on or before the Effective Time, except as would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

                    (c)      Company currently holds all environmental approvals, permits, licenses, clearances, and consents (“Company Environmental Permits”) necessary to conduct Company’s Hazardous Material Activities and other businesses as Company currently conducts them, except where the absence of any Company Environmental Permits would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

                    (d)      No Governmental Entity has taken and, to Company’s knowledge, no Governmental Entity has threatened, any violation notice, enforcement action, revocation proceeding, writ, or injunction against Company concerning Company Environmental Permits, Hazardous Material, or Company Hazardous Materials Activities. Company has not received any written notice that it is or may be liable for: natural resource damages, Hazardous Materials investigation or cleanup, or response costs incurred by others in conducting a Hazardous Materials investigation or cleanup. To Company’s knowledge, no fact or circumstance exists that is reasonably likely to involve Company in material environmental litigation or impose on Company any material environmental liability.

                    (e)      To Company’s knowledge, it has not, either by agreement or operation of law, assumed or undertaken another person’s or entity’s liability under any Environmental Law. This includes liability for Hazardous Materials investigation, cleanup, corrective action, or natural resource damages. This also includes future or contingent liability, unless assumed through acquiring an operating business.

                    (f)      Other than reports provided by Company to Purchaser, neither Company, nor to Company’s knowledge any of its agents, possess any report, including environmental site assessment reports, concerning the presence or possible presence of released Hazardous Materials on real property currently or formerly owned, leased, or occupied by Company.

                    (g)      ”Hazardous Material” means any substance that a Governmental Entity or applicable federal, state, or local law designates as radioactive, toxic, hazardous, or otherwise a danger to health or the environment. This includes: PCBs, friable asbestos, petroleum, urea-formaldehyde and all hazardous substances listed under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or defined as a hazardous waste by the Resource Conservation and Recovery Act, as amended, and the regulations that implement these laws. But this excludes office and janitorial supplies lawfully used or stored for their intended purposes.

                    (h)      ”Environmental Law” means all applicable laws, regulations, or ordinances (foreign, domestic, federal, state, local, or other), binding Governmental Entity requirements, orders, judgments, binding determinations of administrative or judicial authorities, permits, licenses, or other authorizations that concern worker health and safety or environmental pollution or protection. This includes all requirements relating to Hazardous Materials, such as the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material.

               3.1.16      Customers and Suppliers.

                     (a)      As of the date hereof, Company has no outstanding material dispute, that has been communicated in writing, concerning its business operations or with any customer who, in the year ended December 31, 2004, or the nine (9) months ended September 30, 2005, was one of the twenty (20) largest sources of revenues recognized under GAAP for Company during such periods (each, a “Significant Customer”). Each Significant Customer and the percentage of Company’s total revenues such Significant Customer represented during such time period are listed on Section 3.1.16 of the Company Disclosure Schedule. As of the date hereof, Company has not received any written notice from any Significant Customer that such customer shall not continue as a customer of Company after Closing or that such customer intends to terminate or materially modify existing agreements with Company. As of the date hereof, no purchaser, reseller or distributor of Company’s services has asserted any claims of breach of warranty with regard to such services nor does Company have any indemnity liability for any such services to purchasers, resellers or distributors. To the knowledge of Company, Company could not reasonably be expected as a result of warranty or liability claims against it to be required to modify in any material respect any of Company’s services that are material to Company.

                         (b)      As of the date hereof, Company has no outstanding material dispute, which has been communicated in writing, concerning technology, products and/or services provided by any supplier who, in the year ended December 31, 2004, or the nine (9) months ended September 30, 2005, was (i) one of the ten (10) largest suppliers of technology, products and/or services to Company, based on amounts paid or payable, or (ii) provided third-party software used in connection with Company’s technology, products and/or services (each, a “Significant Supplier”). Each Significant Supplier is listed on Section 3.1.16 of the Company Disclosure Schedule. As of the date hereof, Company has not received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to Company after the Closing or that such supplier intends to terminate or materially modify existing agreements with Company.

               3.1.17      Material Contracts.

                         (a)      Section 3.1.17 of the Company Disclosure Schedule sets forth all of the following contracts to which Company is a party as of the date of this Agreement (the “Material Contracts”):

                                    (i)      any agreement (A) relating to the employment of, or the performance of services by, any employee, consultant or other Person other than ordinary course, at-will written or oral offers or agreements terminable within ninety (90) days without the payment of any penalty and excluding employment arrangements required by law, (B) pursuant to which Company is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director, other than with respect to agreements listed or described in the Company Disclosure Schedule as applicable to all Company employees generally, or applicable to all Company employees in specified jurisdictions outside of the United States, (C) pursuant to which Company is or may become obligated to make any bonus or similar payment to any current or former employee or director, other than with respect to agreements listed or described in the Company Disclosure Schedule as applicable to all Company employees generally, or applicable to all Company employees in specified jurisdictions outside of the United States, or (D) pursuant to which Company may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the Transactions;

                                     (ii)      any agreement that provides for indemnification of any officer, director, employee, or agent of Company;

                                     (iii) any agreement imposing any restriction on the right or ability of Company, or that, after consummation of the Transactions, would impose a restriction on the right or ability of Purchaser, to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

                                     (iv) any agreement with a third party pursuant to which Company has (A) paid an amount in excess of $1,000 during the twelve month period ended September 30, 2005, or (B) is obligated to pay an amount in excess of $1,000 during the twelve month period beginning October 1, 2005;

                                     (v)      any agreement with a distributor or Significant Customer (A) pursuant to which Company recognized revenues in excess of $1,000 in the aggregate during the twelve month period ended September 30, 2005, or (B) that requires such party to purchase in excess of

$1,000 in products and/or services from Company during the twelve month period beginning October 1, 2005;

                         (vi)     any agreement of partnership or joint venture, limited liability company or operating agreement that would give rise to an obligation on the part of Company to form a joint venture or to acquire securities of a third party;

                         (vii)     any other contract, agreement, or commitment not otherwise listed in Section 3.1.17 of the Company Disclosure Schedule, (A) the termination of which would cause a Company Material Adverse Effect, or (B) that, if no required consent regarding the Transactions is obtained, would have a Company Material Adverse Effect or a Material Adverse Effect on Purchaser’s ability to operate the business of Company in the same manner as the business of Company is currently operated;

                         (viii)     any union contract or collective bargaining agreement;

                         (ix)     any lease for real or personal property in which the amount of payments which Company is required to make on an annual basis exceeds $1,000; and

                         (x)     except for trade indebtedness incurred in the ordinary course of business and except as disclosed in the Company Financial Statements, any instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise.

                    (b)     Each Material Contract is in full force and effect and is a valid and binding obligation of Company, and, to the knowledge of Company, neither Company nor any other party thereto is in breach of, or default under, any such Material Contract, except for such failures to be in full force and effect and such breaches and defaults that, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, none of the parties to any of the Material Contracts identified in Section 3.1.17 of the Company Disclosure Schedule has expressed in writing an intent to terminate or materially reduce the amount of its business with Company in the future.

               3.1.18      Taxes.

                    (a)     For the purposes of this Agreement, the terms “tax” and “taxes” shall include all federal, state, local, and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges, including all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts, and other taxes, as well as any interest, additions, or penalties relating thereto and any interest in respect of such additions or penalties.

                    (b)     Company has timely filed (or caused to be filed) all federal, state, local, and foreign tax returns, reports, information statements, and similar statements (“Returns”) required to be filed, which Returns are true, correct, and complete in all material respects. Company has paid, or fully accrued in accordance with GAAP on the Current Balance Sheet all taxes in respect of all periods (or portions thereof), whether or not such taxes are reflected on any Return, and the date of the Current Balance Sheet Company has not incurred any tax liability other than in the ordinary course of business. Company has not engaged in any “reportable transaction” within the meaning of Code Section 6707A(c)(1). Company has not taken any position on any Return or filing which is or would be subject to penalties under Section 6662 of the Code. Company is not currently the beneficiary of any extension of time to file any Return that has not yet been filed. All material elections with respect to taxes made by or with respect to Company are set forth on Section 3.1.18 of the Company Disclosure Schedule. Company has provided to Purchaser or made available true and correct copies of all Returns and related work papers, all correspondence with any taxing authorities, any tax planning memoranda, or other material tax data of Company.

                    (c)     No deficiencies or adjustments that remain outstanding for any tax have been assessed nor has Company received notice proposing or threatening a tax assessment. No claim has ever been made by an authority in a jurisdiction where Company does not file Returns that Company is or may be subject to taxation by that jurisdiction. Section 3.1.18 of the Company Disclosure Schedule accurately sets forth the years for which Company’s federal, state, local, and foreign Returns have been audited and any years that are the subject of a pending audit by the IRS or any applicable state taxing authorities. Except as so disclosed, Company is not subject to any pending, nor has it received notice proposing or threatening, a tax audit or examination and Company has not waived or entered into any other agreement with respect to any statute of limitation with respect to its taxes or Returns. Section 3.1.18 of the Company Disclosure Schedule sets forth as of the date hereof a list of all joint ventures, partnerships, limited liability companies, or other business entities (within the meaning of Treasury Regulation Section 301.7701-3) in which Company has an interest. No consent or agreement has been made under former Section 341(f) of the Code by or on behalf of Company or any predecessor thereof. Company has no interests in real estate that would be subject to any transfer or other similar tax as a result of the consummation of the Transactions.

                    (d)     There are no liens for taxes upon the assets of Company except for taxes that are not yet delinquent. Company has withheld all taxes required to be withheld by it in respect of wages, salaries, and other payments to all employees, officers, and directors and any taxes required to be withheld from any other person and timely paid all such amounts withheld to the proper taxing authority. Company is not party to any tax sharing or tax allocation agreements and has not been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which Company is currently the common parent. Company has no liability for taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Company neither has nor has had a “permanent establishment” (as defined in any applicable income tax treaty) in any country other than the United States. There are no outstanding rulings or requests for rulings from any taxing authority with respect to Company. Company neither is nor has ever been a real property holding corporation within the meaning of Section 897 of the Code. The use of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover of Company is not subject to any limitation pursuant to Section 382 of the Code or otherwise.

                    (e)     Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period, by reason of a change in accounting method, nor has the IRS (or other taxing authority) proposed any such change in accounting method. In connection with the consummation of the Transactions, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Plans that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, determined without regard to whether such payment is reasonable compensation for services performed or to be performed in the future, and whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered. Neither Company, Purchaser, or any affiliate of Purchaser will be obligated to pay, or reimburse any individual for, any excise taxes or similar taxes imposed on any employee or former employee of, or individual providing services to, Company under Section 4999 of the Code or any similar provisions as a result of the consummation of the Transactions, either alone or in connection with any other event. None of the assets of Company is property that is required to be treated as owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of Company is “tax exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of Company secures any debt the interest on which is tax exempt under Section 103 of the Code.

                    (f)     Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

                    (g)     Company was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all time since the date of its incorporation through December 31, 2004.

               3.1.19      Interests of Officers. None of Company’s officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Company, nor to the knowledge of Company does any supplier, distributor, or customer of Company.

               3.1.20      Technology and Intellectual Property Rights.

                    (a)     Definitions:

                         (i)     “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (x) all United States, international, and foreign: (1) patents and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (2) trade secrets and other rights in know-how and confidential or proprietary information; (3) mask works and copyrights, and all other rights corresponding thereto (including moral rights), throughout the world; (4) in World Wide Web addresses and domain names, (5) trade names, logos, common law trademarks and service marks, trade dress, trademark and service mark registrations, and all goodwill associated therewith throughout the world; and (6) any similar, corresponding, or equivalent rights to any of the foregoing in (1) through (5) above, including all related applications and registrations anywhere in the world, and (7) any and all of the following technology: computer software and code, including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications,, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

                         (ii)     “Company Intellectual Property”shall mean all Intellectual Property owned by Company.

                    (b)     Section 3.1.20 of the Company Disclosure Schedule lists all:

                         (i)     United States, international, and foreign patents and patent applications (including provisional applications);

                         (ii)     registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks;

                         (iii) any domain name registrations;

                         (iv)     registered copyrights and applications for copyright registration; registered mask works and applications to register mask works;

                         (v)     any other Company Intellectual Property that is the subject of an application, certification, filing, registration, or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time; and

                         (vi)     all licenses, sublicenses, reseller, distribution, customer and other agreements or arrangements that are Material Contracts to which Company is a party and pursuant to which any other Person is authorized to have access to, resell, distribute, or use Company Intellectual Property or to exercise any other right with regard thereto; and

                         (vii)     all agreements and licenses pursuant to which Company has been granted a license to any Intellectual Property of other parties where Intellectual Property of other parties is a part of and offered in conjunction with Company’s technology or service offerings.

                    (c)     Company owns or has, free and clear of conditions, or other restrictions or any requirement of any past, present or future royalty payments, all rights necessary to carry out, or that otherwise are material to, the current and anticipated future business of Company and had during the relevant period all rights reasonably necessary to carry out, or that otherwise were material to, the business of Company. Company owns or otherwise has, and after the Closing Company will continue to have, all rights to the third party software (including the third party software listed in Section 3.1.20) needed to conduct the business of Company as currently conducted.

                    (d)     Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company’s obligations hereunder, will Company be, in violation of any license, sublicense, or other agreement relating to the Company Intellectual Property.

                    (e)     Neither the (i) operation of Company’s business, including Company’s provision of services, nor (ii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale, or other exploitation of Company’s products, infringes any Intellectual Property, or any other intellectual property, proprietary, or personal right of any Person, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction.

                    (f)     All granted or issued patents and all mask works, registered trademarks listed in Section 3.1.20 of the Company Disclosure Schedule, and copyright registrations held by Company are valid, enforceable, and subsisting.

                    (g)     Company has not received written notice of any claims challenging the validity, effectiveness, or ownership by Company of any of the Company Intellectual Property, or infringes, or will infringe on, any third party Intellectual Property Right or constitutes unfair competition or unfair trade practices under the laws of the applicable jurisdiction, nor, to the knowledge of Company, are there any valid grounds for any bona fide claim of any such kind. To the knowledge of Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property by any third party, employee, or former employee.

                    (h)     Section 3.1.20 of the Company Disclosure Schedule lists all parties who have created any material portion of, or otherwise have any rights in or to, Company technology or services other than employees of Company whose work product in the technology or service was created by them entirely within the scope of their employment by Company and constitutes works made for hire owned by Company. Company has secured from all parties who have created any material portion of, or otherwise have any rights in or to, Company technology and services, valid and enforceable written assignments or licenses of any such work or other rights to Company and provided true and complete copies of such assignments or licenses to Purchaser.

                    (i)     Company has taken commercially reasonable steps to protect rights in confidential information (both of Company and that of third Persons that Company has received under an obligation of confidentiality) and has required all current and former employees and third parties with whom Company has shared confidential information to execute legally binding written non-disclosure agreements.

                    (j)     Company has obtained legally binding written agreements from all employees and third parties with whom Company has shared confidential proprietary information (i) of Company, or (ii) received from others that Company is obligated to treat as confidential and that require employees and third parties to keep such information as confidential.

                    (k)     Company is (i) in compliance with all applicable laws, rules and regulations governing the collection and use of personal information of the United States and such collection and use is in accordance with Company’s privacy policy as published on its website and/or any other privacy policies presented to customers or potential customers, and (ii) no personal information has been collected from individuals outside the United States. The execution or delivery of this Agreement, or performance of Company’s obligations hereunder, will not violate any such applicable law, rule or regulation or any of Company’s privacy policies.

               3.1.21     Brokers’ and Other Fees. Other than StartBank neither Company nor its directors, officers, or employees has employed any investment banker, broker, finder, or other intermediary that has been retained by, or is authorized to act on behalf of, Company that would be entitled to any fee or commission from Company, Purchaser, or any of Purchaser’s affiliates in connection with or upon consummation of the Transactions. All Transaction Fees (as defined below) will be based on customary and standard billing rates or other charges applicable to Company and such fees and charges shall not be in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (the “Transaction Fee Amount”), and there are no agreements or special arrangements by which Company could be obligated to pay bonuses, premiums, or other payments to professional service providers in excess of the Transaction Fee Amount. For purposes of this Agreement, “Transaction Fees” means those fees (including financial advisory and professional fees), bonuses, and charges incurred by Company (but not yet paid as of the date of this Agreement) in connection with the Transactions, including fees for services provided by Offit Kurman.

               3.1.22     Complete Copies of Materials. Company has delivered or made available to Purchaser true and complete copies of each document that has been listed in the Company Disclosure Schedule.

               3.1.23     Board Recommendation. Company’s board of directors has unanimously (i) determined that this Agreement and the Transactions, are advisable and in the best interests of Company and its stockholders, (ii) approved and adopted this Agreement and the Transactions, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend each of the

Transactions be approved by Company’s stockholders, and, as of the date of this Agreement, none of the aforesaid actions by Company’s board of directors has been amended, rescinded, or modified.

               3.1.24     Insurance. Company has made available to Purchaser a copy of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, and operations of Company. All premiums due and payable under all such policies have been paid and Company is otherwise in compliance with the terms of such policies and bonds. As of the date of this Agreement, there has been no threatened termination of, or premium increase with respect to, any such policies.

               3.1.25     Mortgage Loans.

                    (a)     Definitions:

                         (i)     “Borrower(s)” shall mean all persons currently obligated to perform the terms of a Mortgage Loan as payor and mortgagor.

                         (ii)     “Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple on the Mortgaged Property.

                         (iii)      “Mortgage Interest Rate” shall mean the rate of interest applicable to a Mortgage Loan, as the same may be adjusted from time to time pursuant to the terms of the related Mortgage or Mortgage Note.

                         (iv)     “Mortgage File” shall mean the items pertaining to a particular Mortgage Loan and any additional documents pertaining to such Mortgage Loan in the possession of Company or its designee, including but not limited to: (1) the original Mortgage Note, bearing any intervening endorsements; (2) an original or certified copy of the recorded Mortgage, with evidence of recording or recording information thereon or a copy of the recorded Mortgage; (3) an original or copy of the policy of title insurance; (4) the original or copy of any intervening assignments; and (5) the original or copy of any assumption, extension or modification agreement affecting the Mortgage Loan, if any.

                         (v)     “Mortgage Loan” shall mean an individual residential mortgage loan owned by Company including, without limitation, all other rights, benefits, proceeds and obligations arising from or in connection with each such mortgage loan.

                         (vi)     “Mortgage Note shall mean with respect to a Mortgage Loan, the original note or other instrument evidencing the obligation to repay such Mortgage Loan.

                         (vii)     “Mortgaged Property shall mean the residential real property (including, without limitation, mobile homes and manufactured housing units) encumbered by the Mortgage which is now securing repayment of the debt evidenced by a Mortgage Note.

                         (viii)     “Mortgagor shall mean the obligor on a Mortgage Note.

                         (ix)     “Servicing Files shall mean with respect to each Mortgage Loan, and to the extent available, the file maintained by Company for use in servicing the Mortgage Loan, including without limitation the Mortgage File.

                    (b)     The information set forth in Section 3.1.25 of the Company Disclosure Schedule which provides a Mortgage Loan Schedule (as defined in Section 4.8) as of the date hereof is complete, true, and correct in all material respects. All amounts required to be disbursed pursuant to each Mortgage Loan listed on Section 3.1.25 of the Company Disclosure Schedule has been disbursed;

                    (c)     The Mortgages and the Mortgage Loans have been serviced by or on behalf of Company in accordance with the customary servicing practices in the mortgage servicing industry;

                    (d)     Each Mortgage is a valid, subsisting, and enforceable, first or junior lien on an unsubordinated fee simple interest in the respective Mortgaged Property.

                    (e)     Each Mortgage Note and each Mortgage is genuine and is the legal, valid, and binding obligation of the maker thereof, enforceable in accordance with its terms in all material respects except to the extent that enforceability may be limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

                    (f)     Each Mortgage Loan is covered by either an ALTA lender’s title insurance policy, attorney’s opinion of title and abstract of title or other generally acceptable form of policy of insurance acceptable to prudent mortgage lending institutions making loans in the area where the Mortgaged Property is located.

                    (g)     No Mortgage has been modified, satisfied, canceled, subordinated or rescinded, and no Mortgagor has been released in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission except by a written instrument that has been recorded, if necessary, and is contained in the Mortgage File.

                    (h)     All improvements on each Mortgaged Property are insured against loss by fire and other hazards (including floods) as are customary in the area where the Mortgaged Property is located pursuant to an insurance policy maintained by either the Mortgagor or the current servicer.

                    (i)     All real property taxes and ground rents affecting the Mortgaged Property which were due and owing have been paid or have been fully escrowed.

                    (j)     With respect to each Mortgage Loan, Company has not received written notice of any mechanics’ or similar liens affecting the Mortgaged Property which would have priority over the lien of the Mortgage nor of any proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property.

                    (k)     Any and all requirements of any federal, state or local law or regulation including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to each Mortgage Loan have been complied with.

                    (l)     The Mortgage Files and Servicing Files with respect to each Mortgage Loan and all other material information with respect to the Mortgage Loans have been made available to Purchaser during due diligence and each such file is complete in all material respects and contains true and complete copies of all material documents and correspondence relating to the respective Mortgage Loan.

                    (m)     Company has not received notice (whether written or oral) of any pending, or threatened, litigation, proceeding, governmental investigation, order, injunction, or decree relating to any Mortgage Loans or the Mortgaged Property securing each such Mortgage pending, and, other than standard foreclosure proceedings and related claims asserted by Company.

                    (n)     Except as disclosed to Purchaser in writing or as set forth in the Mortgage File, Company has not received notice (whether written or oral) that any Borrower is the subject of any bankruptcy or other insolvency proceeding.

                    (o)     None of the Mortgage Loans is subject to any valid right of rescission, setoff, counterclaim or defense, and no such claim has been asserted with respect to any Mortgage Loan.

                    (p)     If any Mortgage Loan is an adjustable rate mortgage loan, on each applicable adjustment date, the Mortgage Interest Rate has been adjusted in accordance with the terms of the related Mortgage Note and all applicable law.

               3.1.26     Credit Lines.

                    (a)     Pursuant to the Master Mortgage Loan Warehousing and Security Agreement dated June 17, 2003 between Company and First Collateral Services, Inc., Company has: (i) an Equity Base of not less than $3,450,0000; (ii) Tangible Net Worth of not less than $3,450,000; (iii) a Current Ratio of not less than 1.06 to 1; (iv) a Debt to Tangible Net Worth Ratio of not more than 12.75 to 1.0; (v) a Debt to Equity Base Ratio of not more than 12.75 to 1.0; and (vi) repurchased not more than in the aggregate of Mortgage Loans during any twelve month period. All capitalized terms included in this Section 3.1.26(a), not otherwise defined in Section 3.1.25, shall have the meaning assigned to such term in that Master Mortgage Loan Warehousing and Security Agreement dated as June 17, 2003 between Company and First Collateral Services, Inc.

                    (b)     Pursuant to the Credit Agreement dated September 15, 2005 between Company and HSBC Mortgage Services Warehouse Lending, Inc., Company has: (i) not received a notice of termination pursuant to Section 2.7(b); (ii) Tangible Net Worth of not less than $3,680,000; (iii) a Current Ratio of not less than 1.04 to 1; (iv) a Leverage Ratio of not more than 17 to 1.0; (v) a Positive Net Income as of the most recent three month period; (vi) Bronze status; and (vii) repurchased not more than $0in Mortgage Loans in the aggregate. All capitalized terms included in this Section 3.1.26(b), not otherwise defined in Section 3.1.25, shall have the meaning assigned to such term in that Credit Agreement dated September 15, 2005 between Company and HSBC Mortgage Services Warehouse Lending, Inc.

                    (c)     The Master Mortgage Loan Warehousing and Security Agreement dated as June 17, 2003 between Company and First Collateral Services, Inc. and the Credit Agreement dated September 15, 2005 between Company and HSBC Mortgage Services Warehouse Lending, Inc. are collectively referred to the as the “Credit Lines”.

               3.1.27     Obligations Under Mortgage Loan Purchase Agreements. With respect to sales of Mortgage Loans to third parties, other than sales under the Credit Lines, Company has repurchased not more than $5,000,000 of Mortgage Loans in the aggregate during the twelve month period prior to the date hereof, and currently has repurchase demands of not more than $2,000,000 in the aggregate.

               3.1.28     Accounts Receivable. All of the accounts receivable shown on the Company Financial Statements (including any amount owed under any Mortgage Note) have been collected or are current and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such balance sheet and net of returns and payment discounts allowable by Company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts within sixty (60) days of the due date, and are not subject to counterclaims or setoffs.

               3.1.29     Personal Property. Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the balance sheet included in the Company Financial Statements or used in Company’s business as of the date of such balance sheet even if not reflected thereon. Section 3.1.29 of the Company Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property having a depreciated book value of $1,000 or more, which are currently used by Company in the conduct of its business and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.

               3.1.30     Guarantees and Suretyships. Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters). Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity.

               3.1.31     Certain Transactions. Except for (a) relationships with Company as an officer, director, or employee thereof (and compensation by Company in consideration of such services) and (b) relationships with Company as stockholders or option holders therein, none of the directors, officers, or holders of 5% or more of the Company Shares, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5% or more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Company’s officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Company, or any supplier, distributor, or customer of Company, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

               3.1.32     Disclosure. No representation or warranty made by Company in this Agreement, nor any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Company or its representatives pursuant hereto, or in connection with the Transactions, when read together in their entirety, contains as of the date hereof or will contain upon the consummation of the Transactions any untrue statement of a material fact, or omits as of the date hereof or will omit upon the consummation of Transactions to state a material fact necessary to make the statements or facts contained herein or therein, not misleading, in light of the circumstances under which they were made.

               3.1.33     Reliance. The foregoing representations and warranties are made by Company with the knowledge and expectation that Purchaser is placing reliance thereon.

          3.2 Representations and Warranties of the Stockholders. Each Stockholder (except as otherwise indicated below) represents and warrants to and for the benefit of Purchaser as follows:

               3.2.1     Records and Capitalization. Each Stockholder holds of record all of the issued and outstanding capital stock of Company as reflected in the stock records of Company, free and clear of any encumbrances, restrictions on transfer, taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Stockholder is a party to any option, warrant, purchase right, or other contract or commitment that could require him or her to sell, transfer, or otherwise dispose of any capital stock of Company.

               3.2.2     Authority. Each Stockholder has full power and authority to execute and deliver this Agreement and all other documents and agreements to be executed by such Stockholder as contemplated hereunder, and to perform his or her obligations hereunder and thereunder. This Agreement and all other documents and agreements to be executed by each Stockholder as contemplated hereunder constitutes the valid and legally binding obligations of such Stockholder enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally and general principles of equity.

               3.2.3     Voting Agreements. Stockholder is not a party to any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Company.

               3.2.4     Non-Contravention; Consents. The execution and delivery of this Agreement, and all other documents and agreements to be executed by the Stockholder as contemplated by this Agreement, and the consummation of the Transactions will not, conflict with, or result in any Violation of (i) any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which a Stockholder is subject, or (ii) any agreement, contract, lease, license, instrument, or other arrangement to which a Stockholder is a party, or by which he or she is bound, or to which any of his or her Company Shares are subject. No Stockholder was, is, or will be required to make a filing with, give any notice to, or to obtain any consent from, any Person or any Governmental Entity in connection with the execution and delivery of any of this Agreement or the consummation or performance of any of the Transactions.

               3.2.5     Reliance. Each Stockholder makes the foregoing representations and warranties with the knowledge and expectation that Purchaser is placing reliance thereon.

          3.3     Representations and Warranties of Purchaser. Purchaser represents to Company except as set forth in a correspondingly numbered disclosure schedule delivered by Purchaser to Company dated as of the date hereof (the “Purchaser Disclosure Schedule”) and arranged in paragraphs corresponding to numbered and lettered sections contained in this Section 3.3:

               3.3.1     Organization; Standing and Power. Purchaser is a corporation duly organized and validly existing and in good standing, as applicable, under the laws of Nevada. Purchaser has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions in which a failure to so qualify would have a Purchaser Material Adverse Effect. “Purchaser Material Adverse Effect” means a material adverse effect on the financial condition, business, assets, or results of operations of Purchaser and its subsidiaries, taken as a whole or would materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

               3.3.2     Authority. Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to the Purchaser Required Statutory Approvals (as defined in Section 3.3.3 below), to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and the performance of Purchaser’s obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery by Company and the Stockholders, constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

               3.3.3     Consents and Approvals; No Violations. Subject to satisfaction of the conditions set forth in Sections 7.1 and 7.2, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not, conflict with or result in any Violation of (i) any provision of the Charter Documents of Purchaser, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Purchaser or its respective properties or assets, other than, in the case of (ii), any such Violation that individually or in the aggregate would not have a Purchaser Material Adverse Effect. No Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the Transactions.

               3.3.4     SEC Documents. Purchaser has filed all forms, reports, and documents required to be filed by Purchaser with the SEC since April 21, 2005 (the “Purchaser SEC Documents”), which are all the documents (other than preliminary material) that Purchaser was required to file with the SEC. As of their respective filing dates and giving effect to any amendment thereto, the Purchaser SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933 as amended (the “Securities Act”) as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               3.3.5     Financial Statements. As of their respective filing dates the financial statements of Purchaser included in the Purchaser SEC Documents (the “Purchaser Financial Statements”) complied as to form in all material respects with all accounting requirements applicable to Purchaser and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC), and fairly present, in all material respects, the consolidated financial position of Purchaser as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in Purchaser’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Purchaser Financial Statements, except as described in the notes thereto.

               3.3.6     Disclosure. No representation or warranty made by Purchaser, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Purchaser or its representatives pursuant hereto or in connection with the transaction contemplated hereby, when read together in their entirety, contains upon the date hereof or will contain upon the consummation of the Transactions any untrue statement of a material fact, or omits upon the date hereof or will omit upon the consummation of the Transactions to state a material fact necessary to make the statements or facts contained herein or therein, not misleading, in light of the circumstances under which they were made.

               3.3.7     Reliance. The foregoing representations and warranties are made by Purchaser with the knowledge and expectation that Company and the Stockholders are placing reliance thereon.

ARTICLE IV
COVENANTS OF COMPANY

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Company agrees (except as expressly contemplated by this Agreement, or with Purchaser’s prior written consent, which shall not be unreasonably withheld) that:

          4.1     Conduct of Business.

               4.1.1     Ordinary Course. Company shall carry on its business in the usual, regular, and ordinary course consistent with past practice and will continue to observe its obligations to comply in all material respects with the requirements of all applicable laws and regulations, use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, consultants, and employees and maintain satisfactory relationships with licensors, licensees, customers, suppliers, contractors, distributors, and others having business relationships with it. Company shall promptly notify Purchaser of any event or occurrence or emergency not in the ordinary course of business of Company that would have a Company Material Adverse Effect. Notwithstanding the foregoing, Company shall not:

                    (a)     grant any severance or termination pay to any officer or director or, to any employee of Company, other than those made in Company’s ordinary course of business and consistent with past practices and to the extent required by (i) law, or (ii) Company’s existing severance plans and agreements as disclosed in the Company Disclosure Schedule;

                    (b)     declare, set aside, or pay any dividend or other distribution with respect to any shares of capital stock of Company, or repurchase, redeem, or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Company or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;

                    (c)     split, combine, or reclassify any class of capital stock of Company;

                    (d)      amend any provision of the Charter Documents of, or any term of any outstanding security issued by Company;

                    (e)      incur, assume, or guarantee any indebtedness for borrowed money in excess of $10,000 in the aggregate;

                    (f)     change any method of accounting or accounting practice by Company, except for any such change required by reason of a change in GAAP or with prior agreement with Company’s auditor;

                    (g)     commence a lawsuit other than: (i) for the routine collection of bills; or (ii) in such cases where Company in good faith determines that failure to commence a suit would result in a material impairment of a valuable aspect of Company’s business, provided Company consults with Purchaser prior to filing such suit;

                    (h)     extend an offer of employment to a candidate for an officer position of vice president or above or any position with annual compensation equal to or greater than $60,000 without prior consultation with Purchaser;

                    (i)     grant or issue or accelerate (or change) the vesting in any capital stock, securities convertible into capital stock of Company, restricted stock, restricted stock units, stock appreciation rights, stock options, warrants or other equity rights;

                    (j)      adopt or pay, accelerate, or accrue salary or other payments or benefits or promise or make discretionary employer contributions to, under, or with respect to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, or other employee benefit plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent, or consultant, whether past or present, or amend any such existing plan, agreement, or arrangement, in each case other than in the ordinary course of business or as required by law;

                    (k)      assign, transfer, dispose of, or license assets of Company, grant any license of any assets of Company, or acquire or dispose of capital stock of any third party or merge or consolidate with any third party other than in the ordinary course of business;

                    (l)     enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;

                    (m)     breach, modify, amend, or terminate any of Company’s Material Contracts, or waive, release, or assign any rights or claims under any of Company’s Material Contracts, except as expressly required by this Agreement or except in the ordinary course of business;

                    (n)      settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation;

                    (o)      fail to keep in full force insurance policies covering Company’s properties and assets under substantially similar terms and conditions as Company’s current policies;

                    (p)      enter into any Material Contract or any other contract that would require Company to expend a sum in excess of $1,000;

                    (q)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

                    (r)      acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Company;

                     (s)     adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan or grant agreement (other than amendments required by law or to comply with the Code or as requested by Purchaser pursuant to Section 6.7), or enter into any employment contract, pay any special bonus or special remuneration to any director, officer, consultant, or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, consultants, or employees other than increases as required by law or pursuant to existing employment agreements disclosed in the Company Disclosure Schedule, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                     (t)     pay or make any accrual or arrangement for payment of any pension, retirement allowance, or other employee benefit pursuant to any existing plan, agreement, or arrangement to any officer, director, or employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, or employees of Company of any amount relating to unused vacation days, except payments, and accruals made in the ordinary course of business consistent with past practice and except as required by law;

                     (u)     except as required or permitted under this Agreement, knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of Company contained herein inaccurate, (ii) result in any of the conditions set forth in Article VII not being satisfied, or (iii) impair the ability of Company to consummate the Transactions in accordance with the terms hereof;

                     (v)     make any individual capital expenditure in excess of $1,000; or

                    (w)    authorize, commit, or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

               4.1.2     Exclusivity; Acquisition Proposals.

                     (a)      Unless and until this Agreement shall have been terminated by either party pursuant to Section 9.1 hereof, Company agrees that it shall not (and shall use its commercially reasonable efforts to ensure that none of its officers, directors, agents, employees, or affiliates, or any investment banker, financial advisor, attorney, accountant, or other advisor, agent, or representative (collectively, “Representatives”)) take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Purchaser and its designees: (i) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Company, its business, assets, or capital shares, whether by merger, consolidation, other business combination, purchase of capital stock purchase of assets, license (but excluding non-exclusive licenses entered into in the ordinary course of business), lease, tender or exchange offer, or otherwise (each of the foregoing, a “Restricted Transaction”); (ii) disclose, in connection with a Restricted Transaction, any nonpublic information to any person other than Purchaser or its Representatives concerning Company’s business or properties or afford to any person other than Purchaser or its Representatives access to its properties, books, or records, except as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to a Restricted Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the Transactions. In the event that Company is contacted by any third party expressing an interest in discussing a Restricted Transaction, Company will promptly, but in no event later than twenty-four (24) hours following the knowledge of Company of such contact, notify Purchaser in writing of such contact and the identity of the party so contacting Company and any information conveyed to Company by such third party in connection with such contact or relating to such Restricted Transaction, and shall promptly, but in no event later than twenty-four (24) hours, advise Purchaser of any material modification or proposed modification thereto.

                     (b)     Neither the board of directors of Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to Purchaser), the approval, recommendation, or declaration of advisability by the board of directors of Company or any such committee thereof of this Agreement or the Transactions, or (B) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate, or fail to consummate the Transactions.

                     (c)     For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, or offer from any Person relating to, or that could reasonably be expected to lead to a Restricted Transaction.

          4.2     Breach of Representations and Warranties; Notification; Access to Information.

                     (a)     Notwithstanding the foregoing or anything contained herein to the contrary, from the date hereof to the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.1, Company shall (i) confer with Purchaser and its respective Representatives, at such times as they may request, as to operational and integration matters to the extent permitted by law, (ii) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties set forth in Sections 3.1 and 3.2, give detailed written notice thereof to Purchaser and use commercially reasonable efforts to promptly remedy any such material breach or inaccuracy, and (iii) promptly notify the same of any change in the normal course of any business, operations, or financial condition of Company or its assets or properties, or any emergency related thereto that would have or reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, Company shall promptly notify Purchaser of (A) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of Company, (B) any complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity (for which Company has received written or oral notice), (C) any loss of or damage to any material property owned by Company, (D) any change in material existing relationships with outside third parties (for which Company has received written or oral notice), (E) the institution or threat of any litigation that could affect Company, (F) the failure of Company to materially comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it pursuant to this Agreement, or (G) any other matter that could result in a Company Material Adverse Effect.

                     (b)     Subject to appropriate restrictions on access to information that Company determines in good faith to be proprietary, privileged or competitively sensitive and any applicable law that restricts Company from disclosing information related to Company’s employees or customers, Company shall, subject to applicable law, afford Purchaser and its respective Representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) Company’s properties, books, contracts, commitments, communications (including e-mail), and records, and (ii) all other information concerning the business, properties, and personnel of Company, as Purchaser may reasonably request that is necessary to complete the transaction and prepare for an orderly transition to operations after the Closing Date. Company agrees to provide to Purchaser and its Representatives copies of monthly internal financial statements within thirty (30) days of completion of such month. No information or knowledge obtained in any investigation pursuant to this Section 4.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of Purchaser to consummate the Transactions. Any access to Company’s properties shall be subject to Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing. Company shall permit Purchaser’s representatives to meet with the officers of Company responsible for the financial statements, internal controls of Company to discuss such matters as Purchaser may deem reasonably necessary or appropriate to satisfy its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

          4.3     Consents. As promptly as practicable after the execution of this Agreement (to the extent not done prior to the execution of this Agreement), Company will use commercially reasonable efforts to obtain, all Consents and assignments as set forth in Schedule 4.3 (without the expenditure of any out-of-pocket payments to a third party to obtain such third party’s consent or approval or assignment), and make all filings, required with respect to Company for the consummation of the Transactions.

          4.4     Commercially Reasonable Efforts. Company will use commercially reasonable efforts to effectuate the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

          4.5     Tax Returns. Prior to the Closing Date, Company shall properly and timely file or cause to be filed all Returns with respect to Company for all taxable periods that have ended and shall pay all taxes required to be paid in respect of such periods. All such Returns shall be prepared consistent with past practice, except as may be required by applicable law, and shall be subject to approval of Purchaser, which shall not be unreasonably withheld or delayed. Company shall (i) notify Purchaser promptly if it receives written notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice, or demand for taxes by any taxing authority, (ii) provide Purchaser a description of any such matter in reasonable detail (including a copy of any written materials received from the taxing authority), and (iii) take no action with respect to such matter without the consent of Purchaser, which shall not be unreasonably withheld or delayed. Company shall not (v) amend any Return previously filed, (w) incur any obligation to make any payment of, or in respect of, any taxes, except in the ordinary course of business, (x) make or revoke any tax election that may affect Company, (y) agree to extend or waive the statutory period of limitations for the assessment or collection of any tax, or (z) enter into any agreement or settlement with respect to any tax without the approval of Purchaser, which shall not be unreasonably withheld or delayed.

          4.6     Parachute Payments. Within three (3) months prior to the Closing Date, Company will submit to all persons entitled to vote (within the meaning of the Treasury Regulations under Section 280G of the Code) the material facts concerning all payments that Purchaser reasonably believes, in the absence of stockholder approval of such payments, would be “parachute payments” as defined in Section 280G(b)(2) of the Code (“Parachute Payments”), in form and substance reasonably satisfactory to Purchaser and its counsel, which shall satisfy all requirements of the MGCL and Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, and Company shall solicit the consent of the holders of Company Shares to the Parachute Payments. Company’s board of directors shall recommend approval of the Parachute Payments, unless Company’s board of directors believes in good faith, after consultation with Company’s counsel, that such recommendation would be inconsistent with the fiduciary duties of Company’s board of directors under applicable law.

          4.7     Stockholder Approval. Company will take all action necessary to solicit consent or to hold and convene a special meeting of its stockholders to be held to submit this Agreement and related matters for the consideration and approval of Company’s stockholders (“Company Stockholder Approval”). Such approval will be recommended by Company’s Board of Directors, provided that in any event such meeting will be called, held, and conducted, notwithstanding any Change of Recommendation.

          4.8      Mortgage Loan Schedule Company will provide Purchaser not less than two days prior to the Closing Date with a mortgage loan schedule setting forth the following information with respect to each Mortgage Loan: (i) account number; (ii) name of Mortgagor; (iii) original loan amount; (iv) principal balance currently owing; (v) interest balance currently owing; (vi) monthly payment; (vii) escrow payment and escrow balance, if applicable; (viii) last payment date; (ix) date interest paid through; (x) Mortgage Interest Rate, and if adjustable, the margin, applicable rate cap, and date of last adjustment for such Mortgage Loan; (xi) mortgage insurance, if any; (xii) property address; (xiii) property type; (xiv) occupancy status; (xv) lien position; (xvi) prepayment penalty, if applicable; (xvii) bankruptcy of borrower(s), if applicable; and (xviii) foreclosure flag, if applicable, (“Mortgage Loan Schedule”) updated from the Mortgage Loan Schedule provided in Section 3.1.25 of the Company Disclosure Schedule.

ARTICLE V
COVENANTS OF PURCHASER

       During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Purchaser agrees (except as expressly contemplated by this Agreement or with Company’s prior written consent, which will not be unreasonably withheld) that:

          5.1     Breach of Representations and Warranties. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties set forth in Section 3.3, Purchaser will give detailed notice thereof to Company and will use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

          5.2     Consents. Purchaser will promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals, and make all filings, required of Purchaser for the consummation of the Transactions.

          5.3     Commercially Reasonable Efforts. Purchaser will use commercially reasonable efforts to effectuate the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

       In addition to the foregoing, Purchaser and Company each agree to take the following actions subsequent to the execution of this Agreement.

          6.1     Confidentiality Agreement. Company and Purchaser agree that the Evaluation Agreement by and between Company and Purchaser dated July 20, 2005 (“Confidentiality Agreement”) shall continue in full force and effect and shall be applicable to all Proprietary Information (as defined in the Confidentiality Agreement) exchanged pursuant to this Agreement.

          6.2     Legal Conditions to the Transactions. Purchaser and Company will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on any of them with respect to the Transactions and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other. Purchaser and Company will take all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order, or authorization of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Company or Purchaser or their respective subsidiaries in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement.

          6.3     Officers and Directors. Purchaser shall cause Company to maintain Company’s indemnification provisions (including with respect to advancement of expenses) as of the date hereof with respect to present and former directors, officers, employees, and agents of Company and all other Persons who may presently serve or have served at Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “Indemnified Parties”) for all expenses, judgments, fines, and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Closing Date to the fullest extent permitted or required under applicable law and Company’s Charter Documents in effect as of the date of this Agreement (to the extent consistent with applicable law), for a period of three (3) years after the Closing Date.

          6.4     Expenses. Except with respect to the payment by Purchaser of the Transaction Fee Amount if the Transactions are consummated, all costs and expenses incurred in connection with this Agreement, and the Transactions, shall be paid by the party incurring such expense. To the extent that the Transaction Fee Amount exceeds $100,000, then the Purchase Price shall be reduced by such excess amounts (“Excess Expenses”). At Purchaser’s request, Company shall deliver to Purchaser prior to Closing a reasonably detailed schedule of such amounts incurred in connection with investment banking, legal and accounting expenses in connection with the Transactions.

          6.5     Additional Agreements. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Purchaser with full title to all properties, assets, rights, approvals, immunities, and franchises of Company, the proper officers and directors of Company shall take all such necessary action.

          6.6      Public Announcements. Company shall not make any public announcement concerning this Agreement and the Transactions without the prior written consent of Purchaser, and shall furnish to Purchaser all releases prior to publication. Nothing contained herein shall prevent Company at any time from furnishing any information to any Governmental Entity or from issuing any release as required by law in which circumstance Company shall make commercially reasonable efforts to consult with Purchaser to the extent practicable. Company shall not make any communications to customers or announcements to its employees with respect to the Transactions without the prior written consent of Purchaser.

          6.7     Employee Matters.

                     (a)     Company shall use commercially reasonable efforts to cooperate with regard to the recruitment and hiring of employees by Purchaser or continuing employment with Company. On expiration of all applicable regulatory waiting periods, Company shall present offers of continued employment to such employees of Company designated by Purchaser; such offers shall be in a form acceptable to Purchaser and shall be presented in a manner and at times acceptable to Purchaser. Except as expressly agreed to in writing by Purchaser, no specific terms and conditions of employment, including terms and conditions pertaining to length of employment, are guaranteed. Company will use commercially reasonable efforts to assist Purchaser with its recruitment efforts and to satisfy the requirements of Section 7.2.6 prior to the Closing.

                     (b)     At Purchaser’s request and immediately prior to the Closing Date, Company shall terminate or cause to be terminated any or all of the Plans set forth in Section 3.1.13 of the Company Disclosure Schedule that are intended to be qualified within the meaning of Section 401(a) of the Code, with such termination to be effective prior to the Closing Date. Additionally, at Purchaser’s request, and prior to the Closing Date, Company shall terminate or cause to be terminated or amend or cause to be amended any or all other employee benefit plans, policies, and arrangements set forth in Section 3.1.13 of the Company Disclosure Schedule, at the time and in such manner as Purchaser may direct, with Purchaser having sole and exclusive authority to determine the continuation, amendment, or termination of such plans, provided that such continuation, amendment or termination shall not be effective until immediately prior to the Closing Date in accordance with applicable federal and state laws.

          6.8     Non-Competition Agreements Each of the Stockholders will have executed non-competition and non-solicitation agreements with Purchaser in the form attached hereto as Exhibit 7.2.7 and not taken any action or expressed any intent to terminate or modify such agreement.

          6.9     Notes. Company shall seek the termination of the notes set forth on Schedule 6.9 attached hereto (the “Notes”) pursuant to a termination agreement in the form attached hereto as Exhibit 6.9, and the replacement of the Notes with new notes pursuant to which Stewart Sachs is the obligor. At Closing, if any of the Notes have not been terminated as provided pursuant to this Section 6.9 (the “Remaining Notes”), Company shall direct Purchaser to pay out of and as a deduction to the Purchase Price any and all amounts owing under the Notes as a result of the consummation of the Transactions, and all Notes shall be cancelled in their entirety. The termination of the Notes and the replacement of the Notes with new notes pursuant to which Stewart Sachs is the obligor shall be accompanied by a simultaneous assignment and transfer without representation, recourse, or warranty, to Stewart Sachs of mortgage receivables (with a value equal to the outstanding principal on the terminated Notes) listed in Schedule 2.4 held by Company with respect to the Notes, with the result that the simultaneous termination of the Notes and replacement of the Notes with new notes pursuant to which Stewart Sachs is the obligor, and assignment of the mortgage receivables shall have a neutral effect on the March 31 Balance Sheet. If there are any Remaining Notes, the assets listed in Schedule 2.4 shall be reduced to a value equal to the outstanding principal on the Notes which have been terminated.

          6.10     Amendments. Company shall amend the security description included in the UCC-1 financing statement filed by First Collateral Services, Inc. and shall amend the Master Mortgage Loan Warehousing and Security Agreement with First Collateral Services, Inc. dated as of June 17, 2005, as modified by Commitment Letter dated October 25, 2005, as indicated in Schedule 6.10 attached hereto.

          6.11     Assignment of Assets. Company shall assign and transfer, without representation recourse or warranty, the mortgage loans listed in Schedules 2.4 and 6.11 (the “Sachs Mortgage Loans”) to Stewart Sachs prior to Closing, and in connection therewith, shall:

                    (a)     as applicable, (i) for any Sachs Mortgage Loan held in the name of Mortgage Electronic Registration Systems, Inc. (“MERS”), notify MERS of the assignment of the Sachs Mortgage Loans and either (A) arrange for Stewart Sachs to become a MERS participant or (B) arrange for MERS to assign/endorse the note, mortgage, and any other loan documents held in MERS’s name to Stewart Sachs and record any necessary assignments; or (ii) for each Sachs Mortgage Loan not held in the name of MERS, execute, deliver, and, if applicable, record all allonges, endorsements, and assignments of with respect to such Sachs Mortgage Loans;

                     (b)     terminate, in writing, any servicing agreements or arrangements with respect to the Sachs Mortgage Loans and pay any termination fees associated therewith such that the Sachs Mortgage Loans are assigned and transferred “servicing released”;

                     (c)     execute and deliver “hello” and “goodbye” letters from Stewart Sachs and Company, respectively, to each borrower under each such Sachs Mortgage Loan;

                     (d)     if applicable, notify in writing the custodian of the mortgage files of each Sachs Mortgage Loan and arrange to have such mortgage files released, in writing, from the relevant custodial agreement; and

                     (e)     Stewart Sachs shall execute and deliver to Company an acknowledgment that all mortgage files relating to the Sachs Mortgage Loans have been delivered to Stewart Sachs or his designee, and that the Company shall have no further obligations with respect to the Sachs Mortgage Loans.

ARTICLE VII
CONDITIONS PRECEDENT

          7.1     Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party to consummate the Transactions are subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or prior to the Closing Date of each of the following conditions:

               7.1.1     Stockholder Approval. This Agreement and the Transactions shall have received Company Stockholder Approval.

               7.1.2      Consents. All Consents and assignments listed in Schedule 4.3 shall have been satisfied, filed, occurred, or been obtained, other than such Consents and assignments as Purchaser and Company agree Company shall not seek or obtain.

               7.1.3     No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (i) is in effect, and (ii) has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (which illegality or prohibition would have a material impact on Company if the Transactions were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction, or other order).

               7.1.4     Personal Guarantees. The personal guarantees entered into by the Stockholders in connection with the Master Mortgage Loan Warehousing and Security Agreement between Bay Capital Corporation and First Collateral Services, Inc., dated June 17, 2005, as modified by Commitment Letter dated October 25, 2005, Credit Agreement between Bay Capital Corporation and HSBC Mortgage Services Warehouse Lending, dated September 15, 2005, and the indemnity obligations of the Stockholders in connection with the Hartford Fire Insurance Company bonds listed in Schedule 4.3, shall have been released.

          7.2     Conditions of Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions are further subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

               7.2.1     Representations and Warranties of Company. The representations and warranties of Company contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Company Material Adverse Effect at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedules made or purported to have been made after the execution of this Agreement and all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Purchaser shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

               7.2.2     Performance of Obligations of Company. Company shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date, except for breaches that do not have a Company Material Adverse Effect. Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

               7.2.3     No Company Material Adverse Effect. From the date of this Agreement until the Closing Date, there shall not have occurred any change, event, circumstance, development, or effect that, individually or in the aggregate has had a Company Material Adverse Effect, and Purchaser shall have received a certificate to that effect signed by the Chief Executive Officer and the Chief Financial Officer of Company.

               7.2.4     Legal Action. There shall not be pending any action, proceeding, or other application brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain any material damages; or (ii) seeking to prohibit or impose any material limitations on Purchaser’s ownership or operation of all or any portion of Company’s business or to compel Purchaser to dispose of or hold separate all or any material portion of Company’s business as a result of the Transactions, other than as consented to in writing by Purchaser.

               7.2.5      Resignations. Purchaser shall have received the resignations of all of the officers and directors of Company.

               7.2.6     Certain Employees. As of immediately prior to the Closing,

                     (a)     each Required Employee (as defined below) who is offered employment with Purchaser shall have executed an offer letter and employee agreement in the form provided by Purchaser and shall not have taken any action or expressed any intent to terminate or modify such acceptance;

                     (b)     For purposes of this Agreement, “Required Employees” shall mean Ben Lyons and Stewart Sachs.

               7.2.7     Non-Competition and Non-Solicitation Agreements. Each Stockholder shall have executed non-competition and non-solicitation agreements with Purchaser in the form attached hereto as Exhibit 7.2.7 and not taken any action or expressed any intent to terminate or modify such agreements.

               7.2.8      Consents. Company shall have obtained all Consents required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the Transactions, and all Consents necessary to ensure that that no Violation will occur as a result of the consummation of the Transactions.

               7.2.9     Termination of Certain Agreements. All agreements set forth in Schedule 7.2.9 shall have been terminated by the parties thereto, with no further liability or obligation to Company under such agreements.

               7.2.10     Amendment of Certain Agreements. The agreements set forth in Schedule 7.2.10 shall have been amended as provided in such schedule, and such amendments shall be in full force and effect.

               7.2.11     Opinion of Counsel. Purchaser shall have received an opinion dated as of the Closing Date of Offit Kurman, counsel to Company, substantially in the form attached hereto as Exhibit 7.2.11.

               7.2.12     Balance Sheet. Company shall have provided Purchaser with the Closing Balance Sheet no later than the Tentative Closing Date.

               7.2.13     Notes. The Notes shall have been terminated and the Notes shall have been replaced with new notes pursuant to which Stewart Sachs is the obligor shall and/or Company shall have directed Purchaser to pay out of the Purchase Price at Closing any and all amounts owing under the Remaining Notes as a result of the consummation of the Transactions and all Remaining Notes shall be cancelled in their entirety immediately upon payment at Closing.

               7.2.14     Website. Company shall have included on its website a notice required by the Gramm-Leach Bliley Act, in a form acceptable to Purchaser.

               7.2.15     Loan Application. Any general inquiry as to the source of the applicant’s income which is included in Company’s online loan applications shall have been revised by Company to be preceded by a disclosure to the effect that “such income need not be disclosed unless the applicant wishes to rely upon it in the application.”

               7.2.16     Financing Statement. The security description included in the UCC-1 financing statements filed by First Collateral Services, Inc. and HSBC Mortgage Services Warehouse Lending, Inc., shall have been amended as set forth in Schedule 6.10.

               7.2.17     Termination Statements. A UCC-3 termination statement shall have been filed with respect to UCC-1 File No. 181213326 filed by Impac Warehouse Lending Group in the State of Maryland and UCC-1 File No. 181223290 filed by Terwin Mortgage Warehouse Trust II, Series IV, a series of Terwin Mortgage Warehouse II, a Delaware statutory trust in the State of Maryland.

               7.2.18     Good Standing. Company shall be in good standing in the following states: Alabama; Arizona; Arkansas; California; Colorado; Connecticut; Delaware; District of Columbia; Florida; Georgia; Idaho; Indiana; Iowa; Kansas; Kentucky; Louisiana; Maine; Maryland; Massachusetts; Michigan; Minnesota; Mississippi; Missouri; Montana; Nebraska; Nevada; New Hampshire; New Mexico; New York; North Carolina; Ohio; Oklahoma; Oregon; Pennsylvania; Rhode Island; South Carolina; Tennessee; Texas; Utah; Vermont; Virginia; Washington; West Virginia; Wyoming. Company shall have delivered to Purchaser certificates of good standing or existence, as applicable with respect to all of such states.

               7.2.19     Assignment of Assets. Company shall have assigned and transferred, without representation, recourse, or warranty, the Sachs Mortgage Loans to Stewart Sachs, and Company and Stewart Sachs shall have taken all action required by Section 6.11.

               7.2.20     Indemnity Bonds. Company shall have obtained indemnity bonds with Hartford Fire Insurance Company in the following states and for the following amounts: Georgia for $150,000; Massachusetts for $75,000; Minnesota for $50,000; and Utah for $25,000.

          7.3     Conditions of Obligation of Company. The obligation of Company to consummate the Transactions is subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or prior to the Closing Date of each of the following conditions:

               7.3.1     Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Purchaser Material Adverse Effect at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Purchaser Disclosure Schedule made or purported to have been made after the execution of this Agreement and all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Purchaser, with respect to the representations and warranties of Purchaser, by an authorized officer of Purchaser.

               7.3.2     Performance of Obligations of Purchaser. Purchaser shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except for breaches that do not have a Purchaser Material Adverse Effect, and Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to such effect.

               7.3.3     Bekman Note. Purchaser shall have paid all amounts owing under the promissory note dated June 1, 2005 payable to Paul Bekman in the principal amount of $300,000 (the “Bekman Note”) as a result of the consummation of the Transactions and the Bekman Note shall be cancelled in its entirety immediately upon payment at Closing, other than the 5% late payment fee, which shall have been waived in writing by Paul Beckman.

               7.3.4     Registration Statement. The registration statement (described in Section 2.5) shall have been declared effective by the SEC.

ARTICLE VIII
 INDEMNIFICATION

          8.1     Indemnification Relating to Agreement. Subject to limitations set forth in this Article VIII, the Stockholders jointly and severally agree to defend, indemnify, and hold Purchaser harmless from and against, and reimburse Purchaser with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) (“Indemnifiable Amounts”) of every nature whatsoever incurred by Purchaser by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Purchaser) that if true, would constitute a breach by Company or the Stockholders of any representation or warranty of Company or Stockholders contained in this Agreement or in any certificate or other document delivered to Purchaser pursuant to the provisions of this Agreement (collectively the “Transaction Documents”) (in each case as modified by the Company Disclosure Schedule, as of the date hereof), (ii) the failure, partial or total, of Company or the Stockholders to perform any agreement or covenant required by this Agreement to be performed by Company or the Stockholders, (iii) any tax liability of Company or asserted tax liability of Company relating to any period of time prior to and through the Closing Date (a “Pre-Closing Period”), (iv) any Working Capital Deficit Adjustment, (v) any liability under the Fair Labor Standards Act and rules of the Department of Labor, and any applicable state statutes or rules relating to wages and hours, (vi) liabilities incurred by Purchaser, or the Company, including expenses of defense, for the matters described in Schedule 8.1, (vi) liabilities incurred by Purchaser or Company in connection with the sale of Company, or its predecessor to Fidelity First Financial Corp., and the repurchase of Company, its assets, or its predecessor from such purchaser by the any of the Stockholders, (vii) any liability under the Telephone Consumer Protection Act, (viii) liabilities incurred by Purchaser or Company in connection with any Company Options or performance shares granted to Jamie Sachs and Ron Granick, (ix) liabilities incurred by Purchaser or Company related to any member of Company’s work force including independent contractors, in each case of (i) and (ii) above, without giving effect to any “materiality” limitations or references to “material adverse effect” set forth therein. Subject to Section 8.6, Purchaser will retain a portion of the Holdback Amount with respect to any Indemnifiable Amounts arising from (i) through (iii) above and after Closing for any and all Excess Expenses not otherwise deducted from the Holdback Amount under Section 2.2. Subject to limitations set forth in this Article VIII, each Stockholder, severally agrees to defend, indemnify, and hold Purchaser harmless from and against, and to reimburse Purchaser with respect to, any and all Indemnifiable Amounts of every nature whatsoever incurred by Purchaser by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Purchaser) that if true, would constitute a breach by such Stockholder, of any representation or warranty of such Stockholder in a Non-Competition and Non-Solicitation Agreement delivered by such Stockholder to Purchaser pursuant to the provisions of this Agreement, (ii) the failure, partial or total, of the such Stockholder to perform any agreement or covenant required by a Non-Competition and Non-Solicitation Agreement to be performed by such Stockholder. The availability of the Holdback Amount to indemnify Purchaser will be determined without regard to any right to indemnification to which any Stockholder may have in his or her capacity as an officer, director, employee, agent, or any other capacity of Company and no such holder will be entitled to any indemnification from Company or Purchaser for amounts paid hereunder. Any Holdback Adjustment or payment to Purchaser pursuant to this Article VIII will be treated for tax purposes as an adjustment to the Purchase Price.

          8.2     Third Party Claims. Notwithstanding anything to the contrary contained herein, whenever Purchaser shall have received a written notice that a claim or demand has been asserted or threatened by a third party as to which Purchaser may seek indemnification hereunder (other than claims or demands covered by Section 8.3), Purchaser shall promptly notify the Stockholders’ Representative of such claim or demand and of the facts within Purchaser’s knowledge that relate thereto within a reasonable time after receiving such written notice. The Stockholders’ Representative shall have the right to conduct and control, through counsel of his own choosing, any third-party claim, action or suit (“Third Party Claim”). Purchaser may, at its election, participate in the defense of any such Third Party Claim, with counsel of its choosing, but shall be required to bear the fees and expenses of such counsel. Notwithstanding the foregoing, if in the reasonable judgment of Purchaser after consultation with counsel (i) there is a conflict or a reasonably likely potential conflict between the positions of the Stockholders’ Representative and Purchaser in conducting the defense of such claim, or (ii) in the case where Purchaser or Company is the indemnified party and considerations relating to the operation of Company could adversely impact the business condition of Company, thereby requiring or causing Purchaser to defend or respond in a manner different from that recommended by the Stockholders’ Representative, Purchaser shall have the right to undertake the defense or settlement thereof, at Purchaser’s expense, and the Stockholders’ Representative shall be entitled to participate in the defense of such claim, the cost of such participation to be at the expense of the Stockholders. If the Stockholders’ Representative fails to defend diligently any Third Party Claim, then Purchaser may defend, with counsel of its own choosing, and settle such Third Party Claim and then recover from the Stockholders the amount of such settlement or of any judgment and the costs and expenses of such defense. The Stockholders’ Representative shall not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. By way of illustration and not limitation it is understood that Purchaser may object to a settlement or compromise that includes any provision that in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the business condition of Purchaser or any of its subsidiaries, provided that Purchaser shall not have the right to object to a settlement that consists solely of the payment of a monetary damage amount that is subject to full indemnification under this Agreement. If the Stockholders’ Representative fails to give written notice to Purchaser of his intention to contest or settle any such claim or demand within thirty (30) calendar days after Purchaser has notified the Stockholders’ Representative that any such claim or demand has been made in writing and received by Purchaser, or if any such notice is given but any such claim or demand is not promptly contested by the Stockholders’ Representative, Purchaser shall have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article VIII as to any Indemnifiable Amounts related to such third party claim or demand.

          8.3     Tax Contests. Notwithstanding any of the foregoing, Purchaser shall have the sole right to conduct any tax audit or other tax contest relating to or that may affect a Purchaser tax return, report, election, or information statement, provided, however, that to the extent that there is a claim relating to taxes that is subject to indemnification pursuant to this Article VIII, Purchaser shall (i) give notice to the Stockholders’ Representative of such payments to be made that are Indemnifiable Amounts, (ii) allow the Stockholders’ Representative to comment on such matters and provide to the Stockholders’ Representative information reasonably requested by the Stockholders’ Representative and permit the Stockholders’ Representative to evaluate such claim, and (iii) to the extent comments from the Stockholders’ Representative are received, reasonably and in good faith consider such comments.

          8.4     Claim Procedures.

                     8.4.1     Notice of Claims. Promptly after Purchaser receives notice or after discovery of any claim, damage, or legal action or proceeding that would entitle Purchaser to indemnification rights under this Agreement (a “Claim”), Purchaser will give the Stockholders’ Representative written notice of such Claim (“Notice of Claim”). With respect to Third Party Claims (as defined in Section 8.2), notice will be given in accordance with the provisions of Section 8.2.

               8.4.2     Resolution of Claims. Any Notice of Claim received by the Stockholders’ Representative pursuant to Section 8.4.1 will be resolved as follows:

                            8.4.2.1     Uncontested Claims. If the Stockholders’ Representative does not contest the validity or amount of the Claim (as set forth in a Notice of Claim) in writing within 30 days after receipt by the Stockholders’ Representative, Purchaser may promptly either reduce the Holdback Amount by the amount of the Holdback Adjustment proposed in such Notice of Claim or demand payment of the amount of the Claim (if the Claim is not to be paid out of the Holdback Amount).

                            8.4.2.2     Contested Claims Generally. If the Stockholders’ Representative gives written notice to Purchaser contesting all or a portion of the Claim in a Notice of Claim (which will include a Third Party Claim) (a “Contested Claim”) within the 30 day period provided in Section 8.4.2.1, matters that are subject to Third Party Claims against Purchaser or Company will await the final decision, award, or settlement of such claims (the procedures for determining which party will control the defense or have authority to negotiate or settle such third party claims are set forth exclusively in Section 8.2), while matters that arise between Purchaser or the Stockholders’ Representative will be settled in accordance with Section 10.13. Any portion of a Claim that the Stockholders’ Representative does not contest or that is later settled will be resolved as set forth in Sections 8.4.2.1 and 2.2.

                            8.4.2.3     Holdback Adjustments for Direct Purchaser Claims. With respect to a matter that arises between Purchaser and the Stockholders’ Representative, if Purchaser receives notice that a Notice of Claim is contested by the Stockholders’ Representative, Purchaser will not make a Holdback Adjustment, but will be entitled to hold the amount of such Contested Claim after what would otherwise be the Final Release Date, until the earlier of (i) settlement by written agreement of Purchaser and the Stockholders’ Representative of the Contested Claim and the Holdback Adjustment; (ii) a final award or decision by the Arbitrator pursuant to Section 10.13 setting forth the Holdback Adjustment; or (iii) a final award or decision of the Arbitrator pursuant to Section 10.13 that no Holdback Adjustments are to be made as a result of such award, whereupon the Holdback Adjustment will be made or the applicable amount will be paid to the Stockholders as provided in Sections 8.4.2.5 and 2.2.

                            8.4.2.4     Holdback Adjustments for Third Party Claims. With respect to a Third Party Claim, if Purchaser receives notice that a Notice of Claim is contested by the Stockholders’ Representative, Purchaser will not make a Holdback Adjustment, but will be entitled to hold the amount of such Contested Claim after what would otherwise be the Final Release Date, until the earlier of (i) the settlement by written agreement of Purchaser and the Stockholders’ Representative of the Holdback Adjustment with respect to such Third Party Claim, and (ii) a final decision, award, or judgment of a court or arbitrator, whichever is applicable, of such Third Party Claim, whereupon the Holdback Adjustment will be made or the applicable amount will be paid to the Stockholders as provided in Section 8.4.2.5 and Section 2.2.2.

                            8.4.2.5     Damages or Prevailing Party Awards. If the procedures of Sections 8.4.2.3 or 8.4.2.4 result in Damages or a Prevailing Party Award, the Holdback Amount will be reduced and Purchaser will retain the amount of the Holdback Adjustment, or Purchaser will demand payment of Damages or Prevailing Party Award (if the Claim is not to be paid out of the Holdback Amount). If no Damages or Prevailing Party Award result, Purchaser will within ten days of the award or decision, release to the Stockholders the remaining Holdback Amount, if any, less any amounts subject to any other pending Contested Claims. Purchaser will continue to retain the total remaining Holdback

Amount (including amounts determined to be released to the Stockholders) after any Holdback Adjustments until the Final Release Date has occurred.

          8.5     Binding Effect. The indemnification provisions contained in this Article VIII are an integral part of this Agreement in the absence of which Purchaser would not have entered into this Agreement.

          8.6     Time Limit. The representations, warranties, covenants, and agreements of Company set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement and shall continue until the date that is three (3) years after the Closing Date (the “Termination Date”), at which time all representations and warranties shall expire, provided, however, that obligations of Stockholders for Indemnifiable Amounts pursuant to Section 8.1(iii) or arising out of breaches of the representations and warranties in Section 3.1.18 (relating to taxes), Section 3.1.2 (capital structure), Section 3.1.3 (authority of Company), Section 3.2.2 (authority of Stockholders), Section 3.1.4 (no conflicts or violations) and Section 3.2.4 (no conflicts or violations) and obligations arising out of fraud or willful or grossly negligent misstatements or omissions of Company or the Stockholders will have no time limit. Notwithstanding the foregoing, no representation, warranty, covenant or agreement shall expire to the extent Purchaser has provided to the Stockholders’ Representative written notice of Purchaser’s claim prior to the expiration of the applicable survival period. Notwithstanding the foregoing, no representation, warranty, covenant, or agreement will expire to the extent Purchaser has provided to the Stockholders’ Representative written notice of Purchaser’s claim for indemnification pursuant to the terms of this Agreement before the expiration of the applicable survival period.

          8.7     Limitations. The Holdback Amount is not the exclusive remedy for Purchaser’s recovery with respect to the indemnification obligations of the Stockholders under Article VIII. Purchaser’s aggregate claims for indemnification may only exceed the Purchase Price for Indemnifiable Amounts: (a) arising out of breaches related to intentional misconduct or grossly negligent omissions or misrepresentations, or fraud by Company or the Stockholders, (b) under Section 8.1(iii) or arising out of breaches of representations and warranties in Section 3.1.18 (relating to taxes); (c) arising out of a Stockholder’s breaches of the representations and warranties in Section 3.2.1 (Company Share ownership); (d) arising out of breaches of representations and warranties in Sections 3.1.3, 3.2.2, (authority to execute this Agreement); (e) arising out of a Stockholder’s breaches of the representations and warranties in any Non-Competition Agreement; (f) arising out of breaches of representations and warranties in Section 3.1.10 and 3.2.4 (violations); or (g) arising out of breaches of representations and warranties in Section 3.1.25 (mortgage loans).

          8.8     Contribution. The Stockholders will have no right of contribution from Company for liabilities for the Stockholders obligations pursuant to this Article VIII.

          8.9     Straddle Period. For purposes of Section 8.1(iii), in the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any taxes based on or measured by income or receipts of Company deemed to relate to a Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other taxes of Company for a Straddle Period which relate to a Pre-Closing Period shall be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

ARTICLE IX
TERMINATION, AMENDMENT, AND WAIVER

          9.1     Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

                            (a)     by mutual consent of Purchaser and Company, duly authorized by the boards of directors of Purchaser and Company, respectively;

                            (b)     by either Purchaser or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if there has been a material breach by the non-terminating party of any representation, warranty, covenant, or agreement as set forth in the Agreement that results in the closing conditions set forth in Article VII not being met or if any representation or warranty of the non-terminating party shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on a party’s ability to consummate the Transactions; provided, however, that if such untruth or inaccuracy in the non-terminating party’s representations and warranties or breach by the non-terminating party is curable by such party through exercise of commercially reasonable efforts, then this Agreement may not be terminated pursuant to this Section 9.1(b) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice of such untruth or inaccuracy or breach, or (ii) the date on which the party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that this Agreement may not be terminated pursuant to this Section 9.1(b) if such untruth or inaccuracy or breach is cured during such thirty (30) day period);

                            (c)      by either Purchaser or Company if the Transactions shall not have been consummated before April 30, 2006; provided that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to have been consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

                            (d)     by either Purchaser or Company if any permanent injunction or other order of a court or other competent authority preventing the Transactions shall have become final and not subject to appeal;

                            (e)     by Purchaser if the Stockholders shall not have delivered a unanimous consent action approving the Transactions no later than thirty (30) minutes after the execution of this Agreement;

                            (f)     by Purchaser if there has been a Change of Recommendation; or

                            (g)     by Purchaser if Company’s board of directors shall have recommended to the stockholders of Company any proposal that would constitute a Restricted Transaction (provided, that for purposes of this Article IX, “Restricted Transaction” shall be defined as the acquisition of all or more than twenty percent (20%) of Company, its business, assets, or capital shares, excluding non-exclusive licenses entered into in the ordinary course of business, whether by merger, consolidation, other business combination, purchase of capital stock purchase of assets, license, lease, tender or exchange offer, or otherwise) or shall have resolved or announced an intention to do so.

          9.2     Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of the Stockholders, Purchaser, or Company, or their respective officers or directors, except that (i) the provisions of Sections 6.1, 6.4, 6.6, 9.2, 10.6, 10.10, and 10.12 and the Confidentiality Agreement shall survive any such termination and abandonment, and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement.

ARTICLE X
 GENERAL PROVISIONS

          10.1    Notices. All notices, requests, demands, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and deemed given upon: (i) personal delivery, (ii) confirmed delivery by a standard overnight courier or when delivered by hand, (iii) three business days after depositing in the mail in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a party as shall be specified by notice given hereunder), or (iv) transmitter’s confirmation of a receipt of a facsimile transmission:

(a)	if to Purchaser to:	Nationwide Financial Solutions, Inc.
3231 S. Country Club Way, Suite 102
Tempe, Arizona 85282
Attn.: Darren Dierich
Facsimile No.: 480-889-7271

	With a copy to:	Preston Gates & Ellis LLP
925 Fourth Avenue
Seattle, WA 98104-1158
Attention: Annette Becker
Facsimile No.: 206-370-6152

(b)	if to Stockholders, to:	Stockholders’ Representative
10811 Red Run Blvd
Suite 200
Owings Mills, Maryland 21117
Attention: Stewart Sachs
Facsimile No.: (443) 548-5282

With a copy to:

(c)	if to Company, to:	Bay Capital Corporation
10811 Red Run Boulevard, Suite 200
Owings Mills, Maryland 21117
Attention: Stewart Sachs
Facsimile No.: 443-548-5282

With a copy to:	Offit Kurman 8 Park Center Court Suite 200 Owings Mills, MD 21117 Attention: Theodore Offit Facsimile No.: 443-738-1535

          10.2     Interpretation. For purposes of this Agreement, “subsidiary” or “subsidiaries” means an entity or entities of which Company, Purchaser, or such other Person as the context requires directly or indirectly owns an amount of the voting securities or other voting ownership or voting partnership interests sufficient to elect a majority of its board of directors or other governing body (or, if there are no such interests, fifty percent (50%) or more of the equity interests thereof). For purposes of this Agreement, “Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity. The words “include,” “includes,” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The “knowledge of” or other derivations of “know” in this Agreement with respect to a party will mean the knowledge of the executive officers of such party, in each case assuming the exercise of reasonable inquiry either directly or by representatives on his, her, or their behalf. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As used in this Agreement, the term “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are permitted or obligated by law to be closed for regular banking business. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth.

          10.3     Counterparts. This Agreement may be executed (i) in one or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute the same instrument, and (ii) by facsimile. The execution and delivery of a Signature Page – Stock Purchaser Agreement, in the form annexed to this Agreement, by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

          10.4     No Third Party Beneficiaries; No Assignment. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder (except as otherwise expressly provided herein and except that Section 6.3 is for the benefit of the Indemnified Parties). This Agreement shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

          10.5     No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

          10.6     Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          10.7     Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement, and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as may otherwise be provided herein, any provision of this Agreement may be amended or modified by the parties hereto prior to the Closing Date, if, and only if such amendment or modification is in writing and signed on behalf of each of the parties hereto; provided that after the adoption of this Agreement by the stockholders of Company, no such amendment shall be made except as allowed under applicable law.

          10.8     Extension, Waiver. At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants, or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing and signed by the party against whom the waiver is to be effective.

          10.9     Successors and Assigns. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to (a) Purchaser, or (b) Purchaser and one or more direct or indirect wholly-owned subsidiaries of Purchaser (each an “Assignee”), provided, however, that (i) no such assignment shall relieve Purchaser of any of its obligations under this Agreement, and (ii) to the extent required by the MGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such Assignee, and such amendment, or this Agreement as so amended, shall have received all approvals required by the MGCL. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

          10.10    Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

          10.11    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

          10.12    Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Arizona state or federal court sitting in

Maricopa County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Maricopa County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

          10.13    Arbitration.

                       10.13.1    CPR Rules. Any Contested Claim and any other dispute between Purchaser and the Stockholders’ Representative will be submitted to final and binding arbitration before CPR International Institute for Conflict Prevention and Resolution (the “CPR”) in Tempe, Arizona, which arbitration will, except as specifically stated in this Agreement, be conducted in accordance with the CPR Non-Administered Arbitration Rules (the “CPR Rules”) then in effect; provided, however, that such parties agree first to try in good faith to resolve any Contested Claim that does not exceed $100,000 by mediation under the CPR Mediation Procedure for Business Disputes, before resorting to arbitration; provided, further, that, in the event of an arbitration, the arbitration provisions of this Agreement will govern over any conflicting rules in the CPR Rules.

                       10.13.2    Binding Effect. The final decision of the arbitrator will be a reasoned opinion based on this Agreement and other factors consistent with applicable law and furnished in writing to the Stockholders’ Representative, and Purchaser, and will constitute a conclusive determination of the issue in question, binding upon the Stockholders’ Representative and Purchaser. The arbitrator will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim. Any judgment rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

                       10.13.3    Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services, as provided below in Section 10.13.5, at a rate to be determined by Purchaser and the Stockholders’ Representative or under the CPR Rules, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation. Purchaser will pay the fees and costs of the arbitrator but may request that the arbitrator award reimbursement of all or a portion of such fees and costs from the Holdback Account in accordance with the provisions of Section 10.13.5.

                       10.13.4    Selection of Arbitrator. The parties will select the arbitrator by mutual agreement promptly following initiation of arbitration in accordance with the CPR Rules; provided, that in the event the parties are unable to reach such agreement within 20 days of initiation, Purchaser and the Stockholders will each select one arbitrator from a list provided by the CPR (the “CPR List”), and the two arbitrators so selected will select a third arbitrator, which arbitrator will be the sole arbitrator for the purpose of resolving the Contested Claim; provided further, that in the event the two arbitrators are unable to reach agreement on the third arbitrator within 30 days of initiation, the CPR will have the authority to select an arbitrator from the CPR List provided to Purchaser and the Stockholders. Any arbitrator selected to serve will be qualified by training and experience for the matters for which such arbitrator is designated to serve.

                       10.13.5    Payment of Costs. The prevailing party, as determined by the arbitrator, in any arbitration will be entitled to an award of attorneys’ fees and costs, and all costs of arbitration paid or payable by such party, including those provided for above, will be allocated amongst the parties in the discretion of the arbitrator. Any amounts payable to Purchaser or the Stockholders under this subsection will be specified in the Arbitrator’s Award and, if awarded to Purchaser, will be reimbursed as if the amount of such awarded fees and expenses were an Uncontested Claim and if awarded to the Stockholders’ Representative, upon receipt of such award, decision, report, or finding, Purchaser will promptly take all steps to release such portion of the Holdback Amount to the Stockholders’ Representative, and neither Purchaser nor the Stockholders’ Representative will have any further liability for amounts payable under this Section 10.13.5.

                   10.13.6    Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend, or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or any other documents executed in connection with this Agreement.

                   10.13.7    Exclusive Remedy. Arbitration or mediation under this Section 10.13.7 will be the sole and exclusive remedy of the parties for any Contested Claim arising out of this Agreement and any other dispute between Purchaser and the Stockholders under this Agreement.

          10.14   Stockholders’ Representative

                                (a)     The Stockholders hereby appoint Stewart Sachs (previously defined as the Stockholders’ Representative) as agent and attorney in fact for each Stockholder, for and on behalf of the Stockholders for all matters relating to this Agreement, including to give and receive notices and communications, to authorize Holdback Adjustments in satisfaction of claims by Purchaser, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing.

                                (b)     The Stockholders’ Representatives will not be liable for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith. The Stockholders will severally indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against all loss, liability, or expense incurred without bad faith or willful misconduct on the part of such Stockholders’ Representative and arising out of or in connection with the acceptance or administration of such Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative. The Stockholders’ Representative will not be entitled to receive any compensation from Purchaser or out of the Holdback Amount in connection with this Agreement. The Stockholders’ Representative may resign at any time for any reason by giving written notice to a majority in interest of Company Shares outstanding immediately before Closing and a new Stockholders’ Representative will be appointed by a vote of a majority in interest of Company Shares outstanding immediately before Closing, and any such successors will serve and exercise the powers of the Stockholders’ Representative hereunder.

                                (c)      A decision, act, consent, or instruction of the Stockholders’ Representative relating to this Agreement will constitute a decision of all Stockholders and will be final, binding, and conclusive upon each of the Stockholders. Purchaser may rely upon any such decision, act, consent, or instruction of the Stockholders’ Representative as being the decision, act, consent, or instruction of each and every holder of interest in the Holdback Amount. Purchaser is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Stockholders’ Representative.

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SIGNATURE PAGE—STOCK PURCHASE AGREEMENT

          IN WITNESS WHEREOF, Purchaser, Company, the Stockholders, and the Stockholders’ Representative have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

NATIONWIDE FINANCIAL SOLUTIONS, INC.

By	/s/ Stephen G. Luke

Its	Chief Executive Officer

BAY CAPITAL CORPORATION

By	/s/ Stewart Sachs

Its	President

STOCKHOLDERS

/s/ Paul Beckman

Paul Bekman

/s/ Arlene Bekman

Arlene Bekman

/s/ Ben Lyons

Ben Lyons

/s/ Sherry A. Lyons

Sherry A. Lyons

/s/ Stewart Sachs

Stewart Sachs

/s/ Nadine Sachs

Nadine Sachs

STOCKHOLDERS’ REPRESENTATIVE

/s/ Stewart Sachs

Stewart Sachs

INDEX OF DEFINED TERMS

Acquisition Proposal	30
affiliate	45
Agreement	1
Assignee	46
Balance Sheet Date	7
Bekman Note	38
Bekmans	1
Borrower(s)	20
business day	45
Cash Consideration	1
Change of Recommendation	29
Charter Documents	5
Claim	40
Closing	3
Closing Date	3
Code	11
Company	1
Company Disclosure Schedule	5
Company Environmental Permits	13
Company Financial Statements	7
Company Leases	12
Company Material Adverse Effect	5
Company Options	6
Company Owned Intellectual Property	18
Company Shares	1
Company Stockholder Approval	31
Confidentiality Agreement	32
Consents	6
Contested Claim	41
CPR	47
CPR List	47
CPR Rules	47
Credit Lines	23
Current Balance Sheet	7
Current Liabilities	4
Damages	2
Environmental Law	13
ERISA	11
Excess Expenses	33
Exchange Act	45
Final Release Date	2
First Release Date	2
GAAP	7
GLBA	9
Governmental Entity	6
Hazardous Material	13
Hazardous Materials Activities	13
Holdback Adjustment	2
Holdback Amount	2
include	45
includes	45
including	45
Indemnifiable Amounts	39
Indemnified Parties	33
In-Licenses	18
Intellectual Property	17
IRS	11
know	45
knowledge of	45
Liabilities	9
Liability	9
Lyons	1
March 31 Balance Sheet	4
March Working Capital Amount	3
Material Contracts	14
MERS	34
MGCL	5
Mortgage	20
Mortgage File	20
Mortgage Interest Rate	20
Mortgage Loan	21
Mortgage Loan Schedule	32
Mortgage Note	21
Mortgaged Property	21
Mortgagor	21
Net Working Capital	4
Notes	34
Notice of Claim	40
Parachute Payments	31
Person	45
Plan	11
Post-March Working Capital Amount	4
Pre-Closing Period	39
Prevailing Party Award	2
Purchase Price	1
Purchaser	1
Purchaser Authorized Payments	4
Purchaser Disclosure Schedule	25
Purchaser Financial Statements	26
Purchaser Material Adverse Effect	25
Purchaser Required Statutory Approvals	26
Purchaser SEC Documents	26

v

Purchaser Shares	1
Remaining Notes	34
Representatives	29
Required Employees	36
Restricted Transaction	29
Returns	16
Sachs	1
Sachs Mortgage Loans	34
SEC	4
Second Release Date	2
Securities Act	26
Servicing Files	21
Significant Customer	14
Significant Supplier	14
Stock Consideration	1
Stockholders	1
Stockholders’ Representative	1
Straddle Period	42
subsidiaries	44
subsidiary	44
tax	16
taxes	16
Tentative Closing Date	3
Termination Date	42
Third Party Claim	39
Total Current Assets	4
Transaction Documents	39
Transaction Fee Amount	20
Transaction Fees	20
Transactions	5
Violation	6
without limitation	45
Working Capital Amount	4
Working Capital Deficit	4
Working Capital Deficit Adjustment	4